As filed with the Securities and Exchange Commission on August 4, 2003
                                                                CIK:  0001035270
                                                     Registration No. 333-104810


                                   ==========

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------


                        PRE-EFFECTIVE AMENDMENT No. 2 to


                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                    Cornerstone Ministries Investments, Inc.
                 (Name of small business issuer in its charter)

           Georgia                           6531                58-2232313
  (State or jurisdiction of     (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)

                         2450 Atlanta Highway, Suite 904
                             Cumming, Georgia 30040
                                  678.455.1100
          (Address and telephone number of principal executive offices and principal place of business)

          Cecil A. Brooks, Chairman, President, Chief Executive Officer
                    Cornerstone Ministries Investments, Inc.
                         2450 Atlanta Highway, Suite 904
                             Cumming, Georgia 30040
                                  678.445.1100
               (Name, address and telephone of agent for service)

                                   ----------


                                   Copies to:
                                   Drew Field
                              25263 Flanders Drive
                                Carmel, CA 93923
                                  831.626.8134


                                   ----------

        Approximate date of commencement of proposed sale to the public:
 As soon as practicable after the effective date of this Registration Statement

                                   ----------
                         CALCULATION OF REGISTRATION FEE


========================================================================================================================
  Title of each                        Dollar           Proposed maximum      Proposed maximum
class of securities                 Amount to be         offering price       aggregate offering            Amount of
 to be registered                    registered         per certificate             price               registration fee
------------------------------------------------------------------------------------------------------------------------
Certificates of Indebtedness        $50,000,000            $   500.00            $50,000,000               $       --
Common Stock, $.01 par value          1,625,000                  6.50              1,625,000                       --
                                    -----------                                  -----------               ----------
                      Totals        $51,625,000                                  $51,625,000               $       --


     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

      If any of the securities on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following: |X|

================================================================================

                    CORNERSTONE MINISTRIES INVESTMENTS, INC.
            Cross-reference Sheet Showing Location in Prospectus of:

                  PART I -- INFORMATION REQUIRED IN PROSPECTUS

     Form SB-2 Item Number and Caption                 Caption in Prospectus
     ---------------------------------                 ---------------------
 1.  Front of Registration Statement and
       Outside Front Cover of Prospectus.........      Outside Front Cover Page of  Prospectus
 2.  Inside Front and Outside Back Cover
       Pages of Prospectus.......................      Inside Front Cover Page of Prospectus
 3.  Summary Information and Risk Factors........      Prospectus Summary; Risk Factors
 4.  Use of Proceeds.............................      Use of Proceeds
 5.  Determination of Offering Price.............      Plan of Distribution
 6.  Dilution....................................      Not applicable
 7.  Selling Security Holders....................      Not applicable
 8.  Plan of Distribution........................      Plan of Distribution
 9.  Legal Proceedings...........................      Business
10.  Directors, Executive Officers, Promoters
       and Control Persons.......................      Management
11.  Security Ownership of Certain Beneficial
       Owners and Management.....................      Principal Shareowners
12.  Description of Securities...................      Description of Securities
13.  Interest of Named Experts and Counsel.......      Not applicable
14.  Disclosure of Commission Position on              Management -- Indemnification of
       Indemnification for Securities Act .......         Officers and Directors
15.  Organization Within Last Five Years.........      Not applicable
16.  Description of Business.....................      Prospectus Summary; Risk Factors;
                                                       Business; Certain Transactions
17.  Management's Discussion and Analysis               Management's Discussion and Analysis of
       or Plan of Operation .....................        Financial Condition and Results of Operations
18.  Description of Property.....................      Business - Facilities
19.  Certain Relationships and Related
       Transactions..............................      Certain Transactions
20.  Market for Common Equity and Related
       Stockholder Matters                             Risk Factors; Future Resale of Securities
21.  Executive Compensation......................      Management: Executive Compensation
22.  Financial Statements........................      Index to Financial Statements
23.  Changes In and Disagreements With
       Accountants on Accounting and
       Financial Disclosure......................      None

          $50,000,000 of 9.00% FIVE YEAR BONDS AND GRADUATED RATE BONDS
                         250,000 SHARES OF COMMON STOCK

                                   Cornerstone
                                   Ministries
                                Investments, Inc.

                                   ----------


      We are offering two different bonds, which are also called certificates of indebtedness. They are described in the prospectus summary on page 3. We do not expect that there will be any trading market for the bonds.

      The shares have been approved for listing on the Chicago Stock Exchange, under the symbol "IHN". There will not be any trades on the Exchange until we have 500 public beneficial shareholders.


      We are offering these securities directly to investors, rather than selling them to securities broker-dealers for resale to their customers. Selected brokers will also sell bonds and shares as our agents.

      The offering will end when all these securities have been purchased or earlier, if we decide to close the offering, but not later than June 30, 2004. There is no requirement that a minimum amount must be sold and no arrangement to place the funds in escrow, trust or similar account. The minimum investment is $500 for bonds and $100 for shares.


                                   ----------


   These securities are not insured or guaranteed by any governmental agency.


                                   ----------

  See "Risk Factors" beginning on page 4 for risks particular to this offering.

                                   ----------

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the shares or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.


================================================================================
                                       Public     Broker-dealer
                                      Offering     Commissions      Proceeds
                                        Price        and Fees     to Cornerstone
--------------------------------------------------------------------------------
9.00% five-year bonds                  $500.00       $ 25.00        $475.00
Graduated rate bonds                   $500.00       $ 25.00        $475.00
Per Share                              $  6.50       $  0.50        $  6.00
--------------------------------------------------------------------------------
  Total                           $51,625,000.00   $2,581,250     $49,043,750
================================================================================


                                   ----------

                 The date of this Prospectus is___________, 2003

      We have not authorized anyone to give you any information or make any representation that is not in this prospectus. The information in this prospectus is current and correct only as of the date of this prospectus, regardless of the time of its delivery or of any sale of the certificates. We are offering to sell, and seeking offers to buy the certificates only in jurisdictions where offers and sales are permitted.

                             -----------------------

                                TABLE OF CONTENTS

                                                        Page                                                   Page
                                                        ----                                                   ----
Prospectus summary...................................     3   Certain transactions..........................    22
Risk factors.........................................     4   Principal shareowners.........................    23
Note about forward-looking statements ...............     6   Description of securities.....................    23
Use of proceeds......................................     6   Future resale of securities...................    26
Management's discussion and analysis of financial ...         Plan of distribution..........................    26
    condition and results of operations..............     6   Legal Matters.................................    27
Business.............................................    12   Experts.......................................    27
Management...........................................    19   Available Information.........................    28
                                                              Index to financial statements ................    28

                                   ----------

--------------------------------------------------------------------------------

                               Prospectus summary


        This summary highlights key information from this prospectus. To understand this offering fully, please read the entire prospectus carefully, including the risk factors and the financial statements.


Our business


Cornerstone Ministries Investments, Inc. finances land and buildings for churches and other nonprofit faith-based schools, senior housing, affordable housing and daycare facilities. We began operations in 1985 as Presbyterian Investors Fund, Inc., a nonprofit corporation. Cornerstone Ministries Investments, Inc. was organized as a for profit corporation in 1996. The two were merged in December 2000. At December 31, 2002, we owned $64,667,610 in loans, of which 50% were loans for senior housing facilities and 25% each for community housing and for churches. Funding for these loans had come from $67,977,382 in bonds and $3,159,471in shares of common stock and retained earnings. Our loans earn 10% annual interest. They are for one-year terms and we collect fees for making or renewing a loan. Our bonds have an interest cost of 7% to 9%, plus our selling costs. All of the net proceeds of this offering will be used for making loans. The margin, between interest and fees on our loans and interest and selling costs on our bonds, pays our operating costs and provides retained earnings for payment of any dividends.


Our objectives


Our goal is to help churches and other nonprofit organizations buy or build the facilities they need to carry out their missions and goals. Our loans are in smaller amounts, and to groups in an earlier stage of development, than loans from conventional sources. We use our own funds, often together with financing from banks or other investors. Where there is no suitable existing building, we may assist in developing a new facility for a qualified candidate. We are not long-term lenders in these properties. Rather, we seek to provide basically a bridge to qualification for conventional financing.

This offering of bonds and shares of common stock

This prospectus offers two different types of securities. The bonds we offer are debt obligations, which require us to pay investors interest at a fixed rate and to return their invested principal on the agreed date. Our common stock is equity ownership, with no required payments. Any return to shareowners would be from any dividends our directors decide to pay, if earnings and cash are available, and from any resale of the shares to other investors.


Payment of interest, principal and dividends

This chart summarizes the interest rates and principal repayment dates for the two types of bonds offered:


  Bond               Annual percentage            When  principal
  type               rate of interest           is due to be repaid
  ----               ----------------           -------------------
Five-year                   9%               At the five-year maturity date
Graduated            7%, increasing to 9%    Any anniversary of purchase,
                                                on 10 days' notice


The description of securities section of this prospectus explains how interest is calculated and paid, when principal may be repaid before the due date and other terms of the bonds.


For the past four years, we have been paying cash dividends on our common stock, at annual rates of 10% to 10.5% on the $6.50 share purchase price. Dividend payments in the future will depend upon our having sufficient net income and cash, and a decision by our board of directors.


How to buy bonds or shares

You can fill out the order form and return it with your check for the amount of your investment. You can also purchase bonds or shares from any of the securities broker-dealers who are our sales agents for this offering. The minimum investment is $500 for bonds and $100 for shares.

How you can communicate with us

Our office is at 2450 Atlanta Highway, Suite 904, Cumming, Georgia 30040. Our telephone number is (678) 455-1100 and our fax number is (678) 455-1114.

                                                                               3
--------------------------------------------------------------------------------

                                  Risk factors

If payments to us are delayed or uncollectible, we may not be able to pay investors on time. The ability of any borrower to make the loan payments is dependent on the continuing strength of its contributions and income. To the extent that a church or project suffers a decline in contributions or income from ministries, it may be unable to meet its loan obligations. It is our practice for some loans to have limited personal guarantees in which each individual guarantor pledges a maximum of $5,000. We may have difficulty suing individuals to force their compliance with the guarantee agreement and may have to take a loss on the loan.

We could become unable to pay current interest, dividends or principal repayments if we have to take over property for nonpayment and resell it. Each borrower on our loans must demonstrate an ability to pay interest and repay the principal in cash, in accordance with the loan terms. We also have a mortgage on the borrower's real estate, to secure these payments, If a borrower is unable to pay its loan and we must take over the property, we may find it difficult to find a buyer for the property at a price that will not result in our losing money. Many of the properties will be designed specifically to meet certain needs and would be of limited use to other buyers. We rely upon professional appraisers for their evaluation of the amount at which we could sell the property. However, a foreclosure sale could result in a much lower price, because of the property's condition, general market conditions or factors beyond our control.

If we must foreclose on a loan, we could also lose money because of the time and cost it could take to sell the property. The particular purposes for which our borrowers use property may make it more difficult than with other types of real estate to take possession, to repair the building, to find a buyer, or to maintain and protect the property. In the event of a foreclosure, property may not sell for its appraised value, if the appraised value is based on its special purpose. There is a very limited market for church property.

We could lose income, or suffer loss on sale of a property, if an uninsured event happened. We require comprehensive liability, fire, flood and extended insurance coverages on all buildings that secure our loans. However, insurance is often not available for certain types of losses, such as riots, acts of war, floods or earthquakes.

We may incur liability under environmental laws, to an extent that keeps us from making current payments to investors. Various federal, state and local laws make property owners and lenders pay the costs of removal or remediation of certain hazardous substances released on a property. They often impose a penalty without regard to whether an owner, operator, or lender knew of, or was responsible for, the release of hazardous substances. The presence of, or failure to properly remediate, hazardous substances can hurt occupancy of the contaminated property, the ability to operate it as intended and the ability to sell or borrow against it. The presence of hazardous wastes could also result in personal injury or similar claims by private plaintiffs. We require a transaction screen, appraisal or on-site inspection for every property on which we make a loan. If we then decide it is necessary, we have a Phase I environmental site assessment performed, to identify potential contamination for which an owner or lender may be responsible and to assess the status of regulatory compliance.

There may be unexpected regulatory compliance costs that would lower our cash flow to pay interest, dividends and principal. The properties we finance are subject to various other regulations from federal, state, and local authorities. Examples of regulatory changes that could mean unexpected compliance costs include construction and retrofit requirements to protect against perceived safety and health hazards, or to permit use by defined segments of the public, zoning changes that limit the use of properties, or local impact fees and assessments, as well as the unintended consequences of laws intended to protect against predatory lending or new tax and accounting rules. If we or the property operator fail to comply with these regulations, it could result in a fine and the award of damages to private plaintiffs. If it took a significant amount of money to bring a property into compliance, the borrower could be unable to make its payments.


We lend in smaller amounts, to borrowers in earlier stages of development, than conventional lenders. Our loans are more costly to administer and may have higher risks of nonpayment than loans made by conventional lenders. Banks and insurance companies make loans on similar properties that are larger and more fully developed. Our costs of administering loans requires us to charge higher loan fees and interest rates. Lack of operating history generally means higher risk, although we have never experienced a loss on a loan or a delinquency of more than six months.

A delay or inability to refinance a single loan could reduce our cash flow below our ability to pay interest and principal on our certificates or dividends on our common stock. The amount of one loan for developing a housing ministry could be a significant percentage of our total loans receivable, before that loan is repaid from long-term financing.


We could be unable to repay our debt when due, because we did not have enough cash. We receive cash from loan repayments, fees earned and from sale of common stock and bonds. We use cash in making loans and to repay our bonds. This is a schedule of the due dates and amounts on our certificates outstanding at December 31, 2002:

Due Date                Amount Due      Due Date              Amount Due
--------                ----------      --------              ----------
Due on demand           $ 7,869,031     On March 15, 2006     $10,941,275
Third quarter, 2003     $   271,152     On March 15, 2007     $15,516,746
Fourth quarter, 2003    $   218,379     On July 1, 2007       $11,879,537
On March 15, 2004       $   838,115     On October 1, 2007    $ 8,506,158
On March 15, 2005       $ 4,938,456


We expect to pay all amounts which come due in 2003, based upon our past experience of cash inflow from maturing loans and net cash inflow from sales and redemptions of our certificates. However, we must balance the amount of cash we have at any moment with the amount that we need. This task is difficult because, if we keep too much cash in reserve, we will not earn sufficient income to pay interest on our debts or earn income for our shareowners. If we keep too little cash available, we might default on our obligations. We believe that most certificate owners will purchase new certificates to replace matured ones, so we will not have to send them cash. This may not be what happens and we may be unable to repay all of the maturing principal when due. If we cannot pay the certificates, we would have to try finding other financing or selling some of our assets.

We may have to pay interest from our shareowners' equity if our loan fee and interest income are not enough. We are highly leveraged. That is, on December 31, 2002, we had about 22 times more in certificate debt than we had in shareowners' equity. Payments of interest and principal on the debt are required, whether or not we are current in collecting from our loans or investments. Our interest expense and most other expenses of operation are fixed and will be incurred without regard to our revenues from interest and fees.

Payment of dividends to shareowners could keep us from making payments on certificates. Any future losses from our operations would first be charged against shareowners' equity, including retained earnings. Dividends reduce our shareowners' equity, leaving a lesser amount to absorb losses before we would become unable to make payments to certificate holders when due.

Only a part of the shares and certificates offered may be sold, which could lower our future income for payments to investors. Both our certificates and our shares are being sold on a best efforts basis. That means that we, and selected broker-dealers, will use our best efforts to locate investors. No individual or company is guaranteeing to invest any specific amount of money. There is no way for us to predict how much will be purchased. To the degree that we sell fewer certificates than offered, our fixed expenses will be a larger part of our income and will lower the potential income to pay interest and dividends.


The concurrent securities offering by our related company may limit our ability to sell the maximum in this offering. We own all of the common stock of Wellstone Communities Inc., which is a business similar to ours. WCI will be offering $50,000,000 of its convertible preferred stock during the same time as our offering of bonds and common stock. The markets for these securities are similar and some investors may choose not to invest with us, or to invest a lesser amount, because they are purchasing WCI securities.

Shareowners will receive dividends only to the extent that the board of directors decides to pay them. We have paid dividends since 1999 and presently intend to continue them. Our board of directors will evaluate the timing and amount of any dividends, based on factors including the cash available for distribution, economic conditions, applicable laws and other facts and circumstances that they think are important to a dividends decision.

There is no public market for the bonds. There is no trading market for the bonds and it is unlikely that one will develop. The bonds will not be listed on any exchange and will not be qualified for quotation on Nasdaq. It may be impossible for you to recoup your investment in the 9.00% five-year bonds prior to their maturity. You could recoup your investment in the graduated rate bonds only by redemption in accordance with their terms.


Investing in common stock involves more risk than investing in bonds. Unlike bonds, common stock does not pay interest and does not have any required return of the amount invested. In the event of bankruptcy or liquidation, owners of common stock would not receive anything until all creditors, including bond owners, had first been paid in full.


If we lose the services of our two principal officers, our business may suffer. Both our chief executive officer, Cecil A. Brooks, and our chief operating officer, John T. Ottinger, have over 17 years managing faith-based, nonprofit property financing. Our business is specialized and it is difficult to find, train and keep qualified people. Only in the last two years has growth allowed us to begin hiring additional management. Neither we nor CCA have employment agreements or any key person life insurance

                      Note about forward-looking statements

Some of the statements made in this prospectus, including those relating to expectations for the sale of securities in this offering and the performance of our lending operations, are forward looking and are accompanied by cautionary statements identifying important factors that could cause actual results to differ.

                                 Use of proceeds


The gross proceeds from this offering will be $51,625,000, assuming all of the certificates and shares are sold. After payment of the maximum possible $2,581,250 in commissions and the estimated $120,000 in offering expenses, the net proceeds would be $48,923,750. All of the net proceeds, whether from sale of bonds or from shares of common stock, will be used to finance churches and related nonprofit faith-based schools, senior housing, affordable housing, student housing and daycare facilities. All decisions about investments in specific loans will be made by a majority vote of the board of directors, which must include a majority of the independent directors. The following table shows this information, in dollars and percentages of the amount received, assuming different amounts of the offering are sold:




                                                                       Percentage of offering sold
                                                     --------------------------------------------------------------
                                                           10% of offering      50% of offering        100% of offering
                                                             Amount      %         Amount     %          Amount      %
     Amount received from sales........................   $5,162,500    100%    $25,812,500    100%   $51,625,000    100%

     Maximum commissions payable........................     258,125      5%      1,290,625      5%     2,581,250      5%

     Estimated other offering expenses.....................  120,000    2.3         120,000    0.5%       120,000    0.2%

     Net amount, used to make loans......................  4,784,375   92.7%     24,401,875   94.5%    48,923,750   94.8%


                     Management's discussion and analysis of
                  financial condition and results of operations

Overview of operations. We have always focused on serving only faith-based organizations, mostly churches and their related schools. We also offer specialized programs for church and other nonprofit sponsors of senior housing and affordable/moderate income housing programs. Nearly all or our earnings in the past came from financing church facilities. During the last quarter of 2000, we began to realize revenues from investment in senior and affordable/moderate income housing projects. We generate revenue from:

o     interest on loans

o     origination and renewal fees on loans

o     gains on the sale of property securing loans

o     interest on securities

o     consulting fees

We currently charge a 5% to 10% fee on new loans, based upon expected term, and renewal fees of as much as 5% of the outstanding balance of the renewing loan. Our interest rate on all new loans is currently from 5% to 10%. Some loans are participating loans, enabling us to receive income from the gains on the sale of property for which we have provided financing. The participation percentage varies between 25% and 33% of the gains on the sale of real estate.

Comparison of Periods Ending March 31, 2002 and March 31, 2003


General. Assets increased from $45,769,658 at March 31, 2002 to $82,958,549 at the end of March 31 2003 for a net increase of $37,188,891 or 81.3%. This increase was a result of the sale of investment certificates and the subsequent origination of new loans. Total Revenue increased for the quarter ending March 31 by $641,943 or 49.5% from $1,296,539 in 2002 to $1,938,482 in 2003. The net loss for the period ending March 31, 2003 was $(139.986) compared to a net loss of ($13,584) for the same period ending March 31, 2002.

Total investments in loans outstanding on March 31, 2003 were $71,655,754 compared to $34,226,079 as of March 31, 2002 for an increase of $ 37,642,145 or 109.4%. This increase was a result of higher sales of investment certificates and the subsequent origination or renewal of loans. All other assets, composed of cash, bond investments, fixed assets and intangibles were $11,302,795 as of March 31, 2003. Investor certificates increased $37,090,187 or 88.2% from $42,066,164 as of March 31, 2002 to $79,156,351 as of March 31, 2003.

Loan interest and fees Earned. Interest income and fees earned increased by $713,508 or 61.4% from $1,161,700 for the three months ended March 31, 2002 to $ 1,875,208 for the same period ending March 31, 2003. The increase was due to the following:

Increase in average outstanding loan principal                $843,107
($68,038,006 in 2003 and $31,765,660 in 2002)

Decrease in weighted average interest rate                     (54,828)
(9.43% in 2003 and 10.13% in 2002)

Decrease in loan fees                                          (75,071)

                                                              $713,508

The increase in average outstanding loan principal is due to the addition of 12 new loans with outstanding principal of $21,029,055 and the refinancing of existing loans of $15,243,291.

Real estate and other income. The Company currently owns two office condominiums, one that was acquired during the first quarter of 2003 and is utilized as corporate offices and the other is leased. No other real estate is owned but the Company does engage in participating loans where the future gains and losses could be realized. Most of the Company's investment income is from our purchase of bonds used as permanent financing for projects funded during their development and initial operations. The Company owned $2,629,250 of bonds at March 31, 2003, down from $5,287,592 at March 31, 2002. This decrease was driven by the cash sale of $2,512, 500 8% and 10% certificate bonds on September 30, 2003 Accordingly investment interest decreased by $71,565 or (53.1%) from $ 134,839 during the first three months of March 2002 to $63,274 for the same period ending March 31, 2003.

Investor interest expense. Investor interest expense increased $714,025 or 84.7% from $843,292 to $1,557,317 for the three months ending March 31, 2002 and 2003, respectively. The increase resulted due to the following:

Increase in average outstanding loan principal, including         $726,155
Interest payable subject to compounding
($72,050,983 in 2003 and $38,471,034 in 2002)

Decrease in weighted average interest cost                         (12,130)
(8.77% in 2003 and 8.89% in 2002)
                                                                  $714,025

Marketing expenses. CMI continues to commit substantial resources for marketing its lending capabilities because of the continuing backlog of projects. Total expenses for the marketing of certificates during the first three months of 2003 were $106,487 versus $160,997 in 2002. Selling commissions paid to brokers for selling certificates are paid in cash but charged as an expense over the term of the certificates they sold. The unamortized balance is on the Balance Sheet as "Deferred Financing Costs." This balance was $1,402,542as of March 31, 2003.

Operating and personnel expenses. Operating and personnel expenses were $528,610 for the quarter ending March 31, 2003, which was $209,791 or 65.8% over $ $318,819 for the same period ending March 31, 2002. This increase reflects additional employees and compensation added to handle the Company's growth, as well as the support facilities for the increased number of employees. For 2003, the Company has contracted with Cornerstone Capital Advisors ("CCA") to provide all administrative services. The Company will reimburse CCA for its expenses which are expected to similar to the expenses incurred by the Company had its continued its administrative support under previous arrangements. There is no fee schedule but the Company may elect to pay fees for good performance.

Income tax (provision) benefit. The income tax benefit for the first quarter ending March 31, 2003 was $113,946, compared to a provision of $41,015 for the period ending March 31, 2002. This change resulted from net changes in the components of deferred tax assets and liabilities, all from temporary tax differences associated with unearned loan fees, permanent tax differences from tax exempt bond interest received and restated financial statements for fiscal year 2002. The effective tax rate for 2003 was (52.8%) compared to 149.5% for the same period in 2002.


Dividends

Dividends declared during the prior periods were $168,640 and $171,834, respectively and were paid during the quarters ending March 31, 2003 and 2002. No other dividends were declared during this period.

Liquidity and Capital Resources

Cash flows from operations. Net cash used by the Company's operations for the quarter ending March 31, 2003 was $134,047, which compares to $365,070 net cash used from operations for the same period ending 2002 for a net cash use decrease of $231,023. This difference was driven primarily from net changes in the Company's Investor Interest Payables and Intangibles, partially offset by increases in Pre-funded project costs.

Cash flows from investing activities. The Company used $7,940, 238 in cash from investing activities which was an increase of $4,500,311 from $ 3,439, 927 for the same period ending March 31, 2002. This increase was driven by increases of Real Estate loans made and purchased during the first three months of 2003. Net of scheduled principal payments received; the company increased its loan portfolio by $7,353,341 for the three months ending March 31, 2003. This compares to a net increase in loans of $3,498,053 for the same three months ending March 31, 2002, a 110.2% increase. The Company currently has commitments and applications sufficient to invest its excess cash on hand.

Additionally during the first quarter of 2003, the Company purchased an office condominium for approximately $522,459 to house its corporate offices and to provide additional office space for support of existing operations and future growth.

Cash from financings. During the first quarter of 2003, the Company raised $10,734,024 on the sale of new certificates net of redemptions on existing certificates. This represented an increase of $6,141,285 from net certificate sales of $4,592,739 for the same period ending March 31, 2002. The ratio of certificates redeemed for cash to certificates sold for the three months ending March, 31,2003 was 12.6%.

Comparison of years ending December 31, 2001 and December 31, 2002


General. Assets increased from $41,041,001 at the end of 2001 to $71,776,839 at the end of 2002 as a result of the sale of our certificates. Total revenues for 2001 were $4,362,214 and were $6,909,340 for 2002. Net income for these periods, before dividends but after taxes, was $247,120 for 2001 and $612,608 for 2002.


Our investments in loans outstanding were $30,576,660 on December 31, 2001 and $64,667,610 on December 31, 2002. Our other assets at the end of 2002 included $2,571,250 in investments in bonds and $1,500,499 in cash. The amount of our investor certificates and accrued interest increased from $37,643,733 at December 31, 2001 to $67,977,382 a year later.

Loan interest and fees Earned. We received $6,018,879 in loan interest and fees earned during 2002, compared to $3,868,429 in 2001, for an increase of $2,150,450, or 56%. This increase resulted from 16 new loans originated in 2002, for a total of $30,383,224, and a $3,707,726 increase in funding of existing loans. The increase is the result of additional loans being made during the course of the year out of increased funds arising from the sale of certificates, and from refinancing of existing loans by third parties. The weighted average interest rate on the loan balances at December 31, 2002 was 9.46% compared to 9.30% at December 31, 2001. This increase resulted from a higher proportion of our loan portfolio being in senior housing loans, which earn a higher origination fee.


Real estate and other income. We own two office condominiums that are leased to others. We have disposed of all but one of the investment properties we had acquired before the year 2000. None of our participating loans had sold property during the course of the two years. Most of our other income is interest from our purchase of bonds used as permanent financing for projects we had funded during their development and initial operations. We owned $2,571,250 of bonds at December 31, 2002 and $5,172,500 at December 31, 2001.

Investor interest expense. Interest expense increased $1,428,473, or 52%, from $2,726,524 in 2001 to $4,154,997 in 2002. The increase in interest expense resulted from the sale of $30,333,649 of investor certificates throughout 2002. The weighted average interest rate for all the investor certificates at December 31, 2002 was 8.60% compared to 8.74% at December 31, 2001. The decrease was attributable to the favorable certificate mix of 5%, 7% and 9% rates.

Marketing expenses. We have not paid significant amounts for marketing our lending capabilities because of the continuing requests for financing with which we have been approached. Total expenses for marketing our certificates in 2002 were $494,042 versus $229,154 in 2001. Selling commissions paid to brokers for selling certificates are paid in cash but charged as an expense over the term of the certificates they sold. The unamortized balance is on the Balance Sheet as part of "Other Intangible Assets, net."

Operating and personnel expenses. Operating and personnel expenses increased $291,677, equivalent to 27%, to $1,393,604 in 2002 from $1,101,927in 2001. This increase includes $123,500 from hiring five managers and employees. We also incurred additional fees of $72,000 for record keeping and trustee services from our increased certificate sales. The balance was related to increased rent and occupancy expenses associated with our expanded office facilities. For 2003, we have contracted with Cornerstone Capital Advisors to provide all our administrative services. We will reimburse CCA for its expenses, which are expected to be no more than if we continued to provide our own administration. There is no set fee to CCA but we may pay a fee for good performance. See "Management: Administrative Services Agreement with Cornerstone Capital Advisors."


During 2002 we took steps toward creating a registered securities broker-dealer subsidiary to market our securities. We incurred expenses of $129,885 for legal and consulting fees and related expenses. We concluded that, under rules of the National Association of Securities Dealers, it would not be feasible for a subsidiary to market our own securities. We terminated the effort and made this charge against our 2002 operations.

Income tax (provision) benefit. The income tax expense for the period ending December 31, 2002 was $124,204 compared to an expense of $57,489 for the period ending December 31, 2001. This change resulted from net changes in the components of deferred tax assets and liabilities, nearly all from temporary tax differences associated with unearned loan fees and permanent tax differences from tax exempt bond interest received of $407,903 for 2002 and $161,004 for 2001. The effective tax rate for 2002 was 16.9% compared to 18.9% for 2001 and 37.2% for 2000.


Dividends

We paid $363,371 in dividends on our common stock during 2002, compared to $360,735 in 2001.

Comparison of years ending December 31, 2000 and December 31, 2001
Income


General. Assets increased from $30,674,246 at the end of 2000 to $41,041,001 at the end of 2001 as a result of the sale of our stock and certificates. Total revenues for 2000 were $489,023, which did not include revenues from PIF before the December 29, 2000 merger. Revenues for the merged entity were $4,362,214 for 2001. Net income (loss) for these periods, before dividends but after taxes, was ($61,212) for 2000 and $247,120 for 2001. Total loans outstanding were $26,896,502 on December 31, 2000 and $30,576,660 on December 31, 2001. Major
components  of our  other  assets
at the end of 2001 included $5,172,500 in investments in church bonds, 1,027,467 in intangible assets and $454,584 of loans in process. We also had a cash balance of $2,806,042.

Loan interest and fees earned. The increase in interest income on loans during the year 2001 reflected the December 29, 2000 merger of PIF into CMI, increasing from $469,023 in 2000 to $3,868,429 in 2001. Pro forma loan interest income for the full year 2000 for the combined companies would have been $2,244,862. The additional increase in loan interest income and fees was from the increased funds arising out of the sale of certificates and from refinancing of existing loans. The weighted average interest rate on the loan balances at December 31 was 9.37% in 2001 compared to 9.77% in 2000.

Real estate and other income. Other than two office condos owned by PIF/CMI and used for office space, we had disposed of all but two properties to which we held title before the year 2000. We sold one, in Douglasville, Georgia, in 2001 and the gain is shown as revenue for that year. We expect to sell the other, in Soddy Daisy, TN, during 2002. None of our participating loans had sold property during the course of the year.


During 2001, we acquired a 99% equity/100% profits interest in Wellstone Financial Group LLC, a Georgia limited liability company, by issuing shares of our preferred stock valued at $500,000. It assists non-profit entities secure financing from sources other than PIF/CMI, for retirement, childcare, church and church-related facilities. Our 2001 income included $64,635 of its fee income.

Expenses


Investor interest expense. Interest expense increased from $314,871 in 2000 to $2,726,524 in 2001. This results from paying interest in 2001 on the much larger amount of certificates that resulted from the merger with PIF and from our continuing sales of investor certificates. PIF had $21,720,888 in certificates when we merged on December 29, 2000. We began sales of our Series B certificates of indebtedness in May 2000 and continued through 2001. The net increase in outstanding certificate principal during 2001 was $9,121,904. The weighted average interest cost for all of the outstanding certificates at December 31, 2001 was 8.77%, compared to 8.90% in 2000. This decrease was from a favorable mix of certificate rates.

Marketing expenses. We have not paid significant amounts for marketing our lending capabilities because of the continuing backlog of projects with which we have been approached. Total marketing expenses in 2001 were $229,154. The increase, from $92,239 in 2000, results from an increase in our staff for direct sales of our certificates to investors.

Operating and personnel expenses. Operating expenses totaled $50,817 in 2000 and $881,864 in 2001. This increase reflects the December 2000 merger of PIF into CMI. Since PIF had no employees before the merger, our 2000 statement of income shows no personnel expenses. The $180,302 of operating expenses in 2000 is the administrative services fee we paid PIF, equal to 1.5% of our assets before the December 29, 2000 merger. The 2001 amount is all of the administrative expenses of the now combined operation, including PIF's much larger asset base and expenses. Other 2001 expense increases resulting from the merger were: accounting, audit and tax services, from $12,373 to $86,422; legal expense, from $10,925 to $52,655; travel expense from $684 to $32,454; trust service fees from $9,363 to $62,123 and telephone expense from $52 to $33,826. Our depreciation and amortization expense for 2001 increased to $124,013 from 2000's $31,045, due to the amortization of deferred financing costs associated with securities issuance and increases in depreciation due to fixed asset additions,


Selling commissions are paid in cash but capitalized over three, five, and seven years depending on whether a three-year certificate, five-year certificate or common stock is sold. Commissions increased from $36,716 in 2000 to $68,060 in 2001 as certificates and common stock have been sold in the current offering, which commenced in May 2000. Commission expense, and the accompanying capitalized assets will increase as securities continue to be sold. Amortized legal expenses increased as a result of the new offering in the year 2000. Legal expenses associated with both the 1998 offering and the 2000 offering are capitalized and amortized. We also capitalized and are amortizing the costs associated with the transfer of registrar, paying agent, and trustee services.


Income tax (provision) benefit. The income tax expense for the year ending December 31, 2001 was $57,489 compared to a benefit of $36,767 for the period ending December 31, 2000. This change resulted from net changes in the components of deferred tax assets and liabilities, all from temporary tax differences associated with unearned loan fees and permanent tax differences from tax exempt bond interest received. The effective tax rate for 2001 was 18.9% compared to (37.5%) for the same period in 2000.

Dividends

We paid $360,735 in dividends on our common stock during 2001, compared to $224,019 in 2000. Payment in both years was at an annual rate of 12%, based on the initial stock offering price. The increase is from additional shares sold during 2001.

Liquidity and Capital Resources

Cash flows from operations. Net cash used by operations was $200,593 in 2002 and net cash provided by operations was $1,028,147 in 2001. Cash used by operations in 2002 was generated through a net $270,523 reduction in accrued investor interest payables driven by the timing of certificate maturities and renewal rates. Additionally, the increased sale of investor certificates, described above, generated an increase in commissions on the sale of these securities. This increase in commissions, of $478,331, is classified as an intangible asset and is amortized over the life of the certificate. Offsetting these uses of cash, was net income generated by CMI and a net increase in accounts payable reflecting the higher operating expenses.

Cash flows from investing activities. We used $31,472,675 in investing activities in 2002, up from $9,488,708 for the year-earlier period. The increase resulted primarily from approximately $15 million more real estate loans made in 2002, approximately $15 million more loan principal payments received in 2001, offset by the purchase of bonds in 2001 and the sale of bonds in 2002. We currently have commitments and applications sufficient to invest the cash on hand. At December 31, 2002, we had requests for loans of approximately $1.3 million for churches, $1.2 million for senior housing and $3.5 million for low to moderate income housing.


Cash from financings. During 2002, $30,604,172 was raised from the sale of new certificates, after subtracting the amount of outstanding securities redeemed. The net new capital raised from certificate sales in 2001 was $9,121,904. Our experience since 1985 has been that approximately 95% of the maturing amounts are immediately reinvested in new certificates, so that we do not actually pay back that principal in cash. This past experience may not be repeated for future maturing certificates and we may be required to raise cash, from borrowings or selling assets, to pay back more of the maturing certificates. We have $8,358,562 of certificates coming due or redeemable upon demand in the second half of 2003 that could be reinvested in new certificates or paid, at the option of the investor. Our rate of reinvestment has been between 93% and 95% since 1986, during periods of higher interest rates than those now prevailing. We expect this to continue, even if there are increases in the current low interest rates on government, bank and corporate debt. Among the measures we take to mitigate any demands for cash are:


o     Maintain a minimum  cash  balance,  currently  $2,000,000.
o     Have readily marketable loans that can be sold for par or a premium.
o Ask investors about their intentions at least 30 days before their bonds mature.
o     Have a bank willing to extend credit lines if needed.
o     Spread maturity dates throughout the year.
o Limit each investor to not more than $500,000 maturing in any three-month period.


We believe that additional sales of new investments from the current and any future offerings, as well as cash on hand, expected refinancings and sales of existing loans, will be sufficient to meet our capital needs for at least through 2004. We act as guarantor on loans secured by first mortgages on retirement homes, equal to $34,776,000 on December 31, 2002. We have the right to cure any default on the first mortgage loan and to purchase the loan.


The amount and timing of our future capital requirements will depend, in addition to repaying maturing certificates, on factors such as the origination and funding of new investments, any opportunities for acquisitions of related businesses and the overall success of our marketing efforts for certificates, notes and any other securities.

Effects of Inflation

Inflation, which has been limited during the course of our operating history, has had little effect on operations and we do not believe it will have a significant effect on our cost of capital or on the rates that we charge on our loans. Inflation resulting in increased prices for real estate could potentially decrease the ability of some potential clients to purchase, finance, or lease a property.

                                    Business

Our primary objective is to provide income for our certificate holders and shareowners, by financing the acquisition and development of facilities for use by churches, their related ministries and other faith-based organizations. We define "faith-based" organizations as ones which have been formed and are operated in furtherance of their sponsors' religious commitments. For our purposes, an organization must demonstrate these religious commitments in its operating philosophies and methodologies.

Presbyterian Investors Fund, Inc. was incorporated as a Georgia nonprofit corporation in December 1985 and Cornerstone Ministries Investors, Inc. was formed as a Georgia for profit corporation on March 18, 1996. PIF was merged into CMI on December 29, 2000 and CMI's corporate name was changed to PIF/Cornerstone Ministries Investments, Inc. The name was changed back to Cornerstone Ministries Investments, Inc. on February 26, 2003.


We offer development, construction, bridge and interim loans, usually due within one to three years. The typical maximum investment amount in a church loan is $1,000,000. Our largest loan was approximately $12,000,000, for a community housing project. The annual interest rate on all loans we made during 2000, 2001 and 2002 was 10%. It is our policy to acquire assets primarily for income. We do not have any limits on the percentage of our assets that may be in any one investment or in any geographic area of the United States. We have not established any maximum ratio of our total debt to our total shareowners' equity. These policies would be made by our board of directors and could be changed, without the vote of share or certificate owners. A description of our loan programs follows.

Types of loans we make

We make three basic types of loans; Development and Acquisition Loans, Construction Loans and Semi-permanent Loans to four distinct groups of borrowers. These borrowers can be characterized as churches, senior housing facilities, community housing projects and daycare/faith-based schools. Inherent credit risk is reflected by the effective interest rate charged to each borrower. In each of the above borrower groups, we charge 10% as an annual interest rate. However, we do recognize the risk in each borrower by the amount of origination fees charged, renewal fees charged and the loan term. Additionally, for larger loans, we may elect to partner with other lenders. Accordingly, though each loan may carry identical interest rates, the overall risk adjusted return can be managed by fees charged and loan terms and is based on underwriting credit requirements and review. Typically, church loans will have a 5% origination fee charged, have a one year term and may have a 5% renewal fee charged, whenever we make another creditworthiness analysis . Non-church loans are charged a 10% origination fee, may have terms beyond one year and may not have a renewal fee charged. The chart below outlines the relative loans outstanding as of March 31, 2003.

                                    Loans                %
         Borrower                Outstanding        Outstanding          Initial                Origination   Renewal
           Type                  12/31/2002         12/31/2002            Term*        Rate        Fee*         Fee*
---------------------------    ------------------------------------------------------------------------------------------
Churches                         $15,916,660           24.6%              1 year       10%          5%           5%
Senior Housing                   $32,492,017           50.2%              1 year       10%          10%         None
Community Housing                $16,258,933           25.2%              1 year       10%          10%         None
Daycare/Schools                      $0                0.0%               1 year       10%          10%         None
                               ----------------   ----------------
                                 $64,667,610          100.0%
                               ================   ================


* Subject to underlying
   credit statistics

Development and Acquisition Loans: We will provide financing to young growing churches and other ministries that we judge to possess excellent growth or income potential and which show a strong ability to repay a loan through their own growth or income (as in the case of senior housing, for instance.) These borrowers may lack the history, size, equity or income required by conventional lenders or bond underwriters. Development and acquisition loans may be used to acquire property that is either developed or to be developed (in conjunction with a construction loan provided by us or another lender). Like all of our loans, these loans carry an origination fee of 5% of the amount borrowed for churches, and 10% of the amount borrowed for other projects including senior housing and moderate income housing projects. For churches, there may be a renewal fee of up to 5% of the outstanding balance for loans that need to be renewed after each year. Each loan is made for one year, however these loans may be renewed, as a new loan, with or without fees, for a maximum of three years under normal circumstances. Development and acquisition loans are often made with an initial interest only period or a deferred or capitalized interest period. Normally these loans are refinanced by banks or others before there is a reduction in principal. During 2002, 15 loans, totaling $7,885,237, were refinanced by commercial bank financing, church bonds, tax-exempt mortgage revenue bond issues or other third party financing. In most of our acquisition and development loans, we participate in any gains in the sale or refinancing of all or a portion of the property for which we provided the initial financing. Our fees and interest rates are similar to the costs of specialized construction loans or underwritten bond issues, and substantially less than subprime lenders. Banks and insurance companies, who make loans on similar properties that are larger and more fully developed, typically charge lower interest rates. These conventional lenders typically charge origination 0.5% to 2.5% origination fees. We are paid more because of our experience, advice and willingness to finance organizations in their development stage. Our costs of administering these development loans requires us to charge higher loan fees and interest rates.

Construction Loans: Construction loans are typically made to finance the construction of new facilities, or to renovate existing facilities. They normally have a maturity of six months to one year. Borrowers typically pay interest only on the outstanding balance drawn for construction. We focus primarily on loans of less than $1,000,000 for churches and daycare facilities; larger loans are required to develop senior housing, affordable housing projects and student housing. Our largest loan to date has been $13 million, which was for a residential housing program. For larger loans, we may partner with another lender. We have made loans with a commercial bank and with a credit union These have included loans where we have been equal partners, where our portion was subordinated to that of our partner and where we have guaranteed payment to our partner. Other prospective partners have approached us but we have not yet had a need to meet with any additional lenders as prospective partners. We require the customary documentation for construction loans, including lien subordinations and waivers, builders risk insurance, budgets and assignment of relevant contracts to us. We make weekly disbursements on finished invoices and require interim lien waivers on all disbursements.


Semi-permanent Loans: These are often called mini-perms or bridge loans. They are for as long as three years and may be linked to a construction loan. They are often used by churches and other borrowers who expect to receive pledges, grants, leases or other anticipated income but who are in need of immediate funds. We make these loans on an annual renewal basis with an annual renewal fee equal of up to 5% of the outstanding balance. The loans are usually repaid by other forms of financing, such as church bonds or conventional loans. We will assist the borrower to find long term financing through some of the lenders with which we have established relationships, or we will sell the loan to one of these lenders.

Our loan policies

Borrowers: We are in the business of providing facilities primarily for use by faith-based nonprofit organizations, such as churches and other ministries. We also lend to nonprofit entities that extend their ministries through facilities for assisted living, day care, camps, group homes, etc. Primary borrowers will be the organizations that will own and occupy the facility. A special class of borrowers will include some for profit entities that are developing facilities to be occupied or leased by a nonprofit as the primary occupant. For profit borrowers must submit signed development and lease agreements with the nonprofit entity or organization that will be the primary occupant, as well as refinancing plans that will transfer ownership to the nonprofit within the term of the loan. We screen these for profit developers for experience in developing for nonprofit owners or occupants.

Loan Terms and Conditions: We make loans for acquiring and developing property, construction of new facilities, renovation of existing facilities, financing of anticipated income from pledges, bridge financing, refinancing existing loans, working capital, and other purposes as our board of directors may find acceptable. Each loan is secured by a first or second mortgage lien, a pledge of revenue and, where we determine necessary, limited personal guarantees made by members or principals of the borrowers.

We may provide a fixed or variable rate loan. Our loans may include a participation feature where there is the possibility of additional gain upon the refinancing of a property or the sale of excess property acquired by a borrower and resold during the term of our loan. The terms and conditions offered to borrowers, including interest rates, fees, maturities and guarantees, will be based upon current market conditions and factors like our operating expenses and the loan's origination expenses. We charge each borrower an application fee to offset the cost of loan origination and approval, legal fees and out-of-pocket expenses. We charge a commitment and closing fee and may also charge a loan renewal fee. These fees may be paid in cash by the borrower or added to the loan principal, at our discretion.

We generally require the normal protections afforded commercial lenders, including title insurance, real estate surveys, appropriate resolutions of the borrower, appraisals of the property, and the issuance of fire and extended insurance coverages. We use mortgage loan documents in the form currently in use in the state where the mortgaged property is located. We may accept a second mortgage loan position on certain short-term financings. We may also permit these loans to be converted to tax-exempt bonds.

Loan underwriting requirements

Mortgage loan applications submitted to our underwriting staff will normally include (i) a completed application on our form, or substantially similar information on a form acceptable to us, (ii) corporate organizational documents,
(iii) financial statements including pro forma financial statements, (iv) certified real estate appraisal, (v) a real estate survey certified to us, (vi) preliminary title report, (vii) market and feasibility reports, if applicable,
(viii) copies of relevant insurance coverages, (ix) copies of all material contracts and leases and (x) environmental report or affidavit.

Our loan standards used in evaluating the loan requests are based upon both objective and subjective criteria and may vary depending upon the nature of the borrower. For church loans we examine:

      o     Membership trends and growth potential
      o     Historical financial performance and patterns
      o     Value of real estate involved and other collateral

For non-church loans we will review

      o     Proposed business plan and management
      o     Markets and demographics
      o     Current and projected earnings and cash flow
      o     Current and future value of real estate and other collateral

For many of our senior housing, childcare and community development loans, we also look to the pro forma financial condition upon a stabilization of operations and require third party appraisers with specialized knowledge of these types of projects and property. We apply loan to value and coverage ratios consistent with other commercial lenders. Additionally we will require survey, title reports and insurance, property and liability insurance and full environmental reports. If necessary, we will also require market studies and other demographic information.

Completed applications and supporting material are submitted to the loan committee of our Board of Directors, which has authority to approve loans of $500,000 or less. Loans or investments over this amount must be submitted to the full board for approval. The loan committee consists of at least three directors, not including any directors who are also our officers. The loan committee determines the creditworthiness of the borrower and oversees the rates, terms and conditions of the loan. Upon approval of a loan application, our loan staff will work with its officers and legal counsel to supervise the loan closing, including the preparation of loan documents and forwarding of funds. It is our policy to require borrowers to pay all expenses of the loan including our legal expenses. These expenses are usually deducted from the loan proceeds.

Loan investments we have made

This chart shows the number and amount of loans we have made in each of the last five years:

                                   Number   of                   Amount of
         Year                      loans made                    loans made
         ----                      ----------                    ----------
         1997                          16                       $ 7,532,000
         1998                          10                       $ 7,446,100
         1999                          17                       $12,953,200
         2000                          10                       $11,041,500
         2001                          11                       $14,029,191
         2002                          16                       $30,383,224


Each of our loans has a date when the full principal amount becomes due, or when we may call the loan for repayment. We monitor each loan closely. A loan becomes delinquent when a payment default remains uncured after 15 days. Any delinquency is addressed immediately and involves sending a legal notice requiring strict performance under the loan documents and outlines all the remedies available to us should the default not be cured within the period required by the loan documents. In addition to these legal steps, we work closely with each borrower. We may make personal visits and prepare to take all legal remedies available to us through the loan documents and the laws of the appropriate state. We would place a loan on non-accrual status after 180 days past the terms of the loan agreement. We have never had a loan delinquency of more than 6 months. Our experience has been that loans are often refinanced before their due date. While we have never had to charge off a loan as uncollectible, we would do so upon the borrower filing bankruptcy or when other collection methods had been exhausted. These are the number and amount of our loan investments, at December 31, 2002, which become due or callable in 2003 and in later years:



                              Number of loans           Amount of loans
         Year                 due or callable           due or callable
         ----                ---------------            ---------------
         2003                       33                   $56,446,512
         2004                        1                   $ 5,045,454
         2005                        0                   $    0
         2006                        1                   $    20,886
         2007                        2                   $   186,935
         2008-2026                  11                   $ 2,121,973

New Property Development: In 2000, we began providing development financing and assisting in the development of new facilities, in conjunction with church, ministry or nonprofit organizations, where there are not existing facilities or buildings that would meet their needs. Church and daycare facilities would be from 2,000 to 10,000 square feet, with budgets from $300,000 to $1,000,000. The churches and daycare facilities select from standardized plans available to us and use a developer we accept. The church will typically have been in existence for at least a year and have a minimum income of $75,000 per year. We perform on site interviews with the potential lessees and purchaser to determine the stability and quality of its leadership and congregation, as well as to perform due diligence on the proposed property for development and the demographics of the area.

In addition to churches, church ministry facilities, daycare facilities and Christian schools, a portion of our assets is being invested to acquire or develop senior adult housing, in particular independent living and assisted living facilities owned or sponsored by nonprofit organizations. These are based upon our standardized plans and prototype facilities. Assisted living facilities range in size from 80 to 200 units and cost from $4 million to $21 million. In addition, there are costs associated with the acquisition of property, zoning, permitting, engineering, marketing and operating that may require us to make additional investments. Independent living communities will vary in size but have budgets similar to that of the assisted living facilities. Most often these are developed on land held by a church or other nonprofit. The completed facilities will be owned by or leased to the nonprofit entity and refinanced after three years or upon stabilization of occupancy, when financing can be available from conventional sources, such as commercial banks or investment banks.

We have also begun to work with nonprofit faith-based organizations to assist in their efforts to provide affordable and moderate income housing. In these projects we are currently providing loans for the acquisition and development of properties on which single family homes will be offered for sale or lease/purchase. We intend to add various types of multifamily facilities. There are many federal, state, and local sources of additional and replacement financing to assist either the nonprofit sponsor or the home-buyer to develop, build, and market or purchase these facilities. Our loans bring projects to the point at which conventional or governmental financing becomes available. Nonprofit sponsors must employ knowledgeable developers and contractors on the projects in which we make loans. Loans may range in size from $100,000 to $15,000,000.

These nonprofit organizations may have little or no assets with which they can provide additional guarantees, collateral or equity for the project. We will seek to obtain additional guarantees from the principals of the church or organization, or from an affiliated organization that can provide the additional security or collateral. For the return of our investment, we will rely primarily on the value of the property to be acquired and developed, the feasibility of the project and the expertise and knowledge of the developer and manager. There will normally be no guarantees from the developer or manager. We will not invest in a project developed by a for profit developer, unless a suitable nonprofit lessee/purchaser has been qualified by the board of directors and signed a letter of inducement or intent.

Our market


There are approximately 320,000 Protestant churches in the United States, as of June 30, 2003, according to American Church Lists, Inc. (www.americanchurchlists.com) and significant numbers of new congregations begin annually. Our experience is that these new churches will need between $350,000 to $1,500,000 to acquire or build their first facility. We have found that the most strategic time for them to set a course for their short term and intermediate term growth is the first one to three years of existence. Their health and growth is substantially increased when they move into a facility designed and dedicated for their use. The longer life expectancy and age of the baby boomers will require increased services and housing for the elderly. Our investment focus is on preserving or enhancing the independence of residents, while providing options for services as needed. These independent living facilities supply a minimum of personal care while providing such amenities as security, transportation, housekeeping and meals, items which are covered in the monthly rent paid to the facility. In 1996 only 9% of the new developments of senior housing were independent living apartments. According to certain studies, the changes in the older population will increase the demand for housing and services that allow seniors to live independently and the provision of those services and housing will be a major part of the aging process in the future.


Prior to the 1980's, federal programs were the primary vehicles for providing affordable rental and homeownership opportunities. Over the past fifteen years, nonprofit organizations, both community and faith-based, have become the nation's primary source of rental and homeownership opportunities for people with low to moderate incomes. They have stepped into the void left by the shrinking federal commitment to these areas and have addressed some of the problems that prevent many from obtaining adequate housing. The ability of these nonprofits to provide housing is limited, due to the diminishing availability of acquisition and development funds needed to qualify for the various state and local financing programs.


We reach our market through a variety of strategies, including radio and direct mail marketing. While we have made loans secured by properties in 30 different states, 89% of the amount of our recent loans have been in Texas (31%), Georgia (33%) and Florida (25%). We develop our investment opportunities primarily through a network of independent representatives in key market areas in the Southeast, from Texas and Oklahoma eastward and including Arkansas, Missouri, Tennessee, Alabama, Mississippi, Georgia, North and South Carolina and Florida. These representatives are not our employees, but are paid a commission to identify applicants for our programs. They may also pursue development of the projects and present them to us for review. These representatives may be involved in the project as a real estate agent, architect or contractor. We are actively seeking additional representatives in areas of high growth in population and real estate values.


Our competition

This is a description of the types of lenders in the broader market for financing churches, retirement facilities and moderate-income housing:

      o Conventional lenders. These are the commercial banks, insurance companies and other institutions that make mortgage loans on large commercial and housing projects. Their criteria generally exclude loans below $1,000,000 and loans for the early stage development and operation of nonprofit facilities.

      o Construction lenders. Banks and savings associations often supply initial funding while facilities are being built. However, they generally require a "take-out" loan commitment, that is, a promise from a conventional lender that a new loan will be made when the construction is complete and that loan will pay back the construction lender. We make loans that pay for the construction or rehabilitation phases and continue until the facility is operating at a level that will attract financing from one of the other types of lenders described in this section.

      o Bond underwriters. There are securities broker-dealers who originate and sell church bonds. Their investors often include members of the church being financed, as well as customers of the broker-dealer. The number of church bond underwriters has decreased in recent years and their minimum offering amounts have increased. Also, young churches are often unwilling to incur the long-term, fixed-rate commitment of bonds. Broker-dealer firms may also market tax-exempt bonds, where the conduit issuer is a government instrumentality qualified for paying interest that is exempt from income taxes. This method is not available to religious organizations. For other residential or supportive communities, the high cost and long time it takes to originate tax-exempt bonds often makes them unsuitable.

      o Nonprofit funds. Church denominations have created funds that finance activities for their own denomination only. They often have limited funds and purposes for which they will lend. We may loan to any church or denomination and, as we have increased resources, we expect to provide the larger loans required by growing denominations.

      o Government programs. The federal government has several programs to finance moderate-income housing. The government makes very few direct loans and usually acts as a guarantor on loans originated by banks and other conventional lenders. Government programs can be cumbersome to obtain and very restrictive in their requirements, especially for faith-based borrowers. These programs can provide long-term financing to repay our loans.

      o Real Estate Investment Trusts. These are investment vehicles that can avoid paying corporate income tax by distributing nearly all income to their shareowners. Some REITs specialize in retirement homes or in multi-family residential projects, but usually as owners, not lenders. We know of no REITs for churches and other faith-based organizations.

      o Subprime commercial lenders. These lend to borrowers with an impaired credit history and charge substantially higher fees and interest. We do not lend to borrowers with these characteristics.

We plan to maintain our competitive position by selecting properties and nonprofit sponsors that require development and management to reach their potential. We will contribute our experience with similar projects and our knowledge of the people who have successfully developed and managed them.

Wellstone Communities Inc.


In December 2002 and January 2003, we invested a total of $1,000,000 in Wellstone Communities Inc., a Georgia corporation we had formed November 20, 2002. We own all 100,000 shares of its common stock and it was our wholly-owned subsidiary at December 31, 2002. WCI purchased two of our church loans in January 2003, at prices equal to their $591,003 loan balances and made a $400,000 loan in December 2002. Before we sold these loans, information about them was reviewed by our independent directors, who have no affiliation with WCI or with Cornerstone Capital Advisors, and who have no interest in the transactions. The independent directors who reviewed making and purchasing these loans were Taylor McGown, Henry Darden and Irving Wicker. These independent directors determined that the purchases were on terms that are no less favorable to us than those that can be obtained from unaffiliated third parties. In making their determination, the independent directors were offered access, at our expense, to our lawyer or to independent legal counsel, but none of them sought legal advice.

Our purpose in creating and investing in WCI is to provide preferred stock investors with income from loans secured by residential and supportive communities. The residential communities are expected to include senior housing, moderate-income multifamily housing, moderate-income single family housing and student housing. Supportive communities would be daycare centers, private schools, charter schools and church buildings that can also house a school, daycare or other supportive community. We founded WCI to offer convertible preferred stock to investors and use the proceeds to invest in loans that not only pay interest but may also provide WCI a participation in any gains upon sale or refinancing the property.

We receive over 95% of our funds from the sale of bonds, which require interest payments, mostly at a 9% annual rate, and call for repayment of the principal within five years. Making loans for possible capital gains would not be an appropriate match for our bond financings, in the opinion of our board of directors. WCI's shares of convertible preferred stock could be a source of permanent capital paying a dividend return as decided by its board of directors.

We plan for WCI to own a federal chartered bank, to further its business purpose. The bank would make loans secured by mortgages on residential or supportive communities, using funds it acquired from deposits, borrowings and WCI's capital investment in the bank. Our capital structure would be a barrier to our owning a bank, because regulators for banks restrict the amount of debt that bank holding companies may incur.

WCI expects to begin, by August 2003, a public offering of $50,000,000 in shares of its participating convertible preferred stock, at $10 per share. The purpose of its offering is to have equity capital for increasing and diversifying its loan portfolio and for owning a bank.


Our principal officers, John T. Ottinger and Cecil A. Brooks, are also the principal officers of WCI. They are also the principal officers of Cornerstone Capital Advisors, which provides administrative services to both businesses. We have the same independent accountant and use many of the same legal counsel and other advisors.

These are conflicts of interest that may arise between us and WCI and how they will be resolved:

      o Management could decide whether to offer a lending opportunity to us or to WCI. In making its decision, management will have to consider such factors as:

            o Whether we or WCI have available cash to lend and how long we have held uninvested cash;
            o How the loan would affect each or our loan location and type of use diversification; and
            o How well the amount, duration and other terms match each of our objectives and policies.

      Our directors and WCI's directors will each be notified when a loan is recommended to either entity and the reasons for recommending it to one and not the other.

      o We may sell loans to WCI, buy loans from it or participate in loans together. These transactions could help us manage our cash management and loan diversification objectives. However, it would be possible for a transaction to favor WCI, at our expense. Our management is required to describe all foreseeable conflicts of interest and any transaction must be approved by a majority of our independent directors.

      o CCA, or any other service provider used by us and by WCI, could prefer one client over another, in the quality or timeliness of its services. We have limited CCA's responsibility to processing, accounting and reporting functions, not any decision-making. All of our service providers can be discharged by our board of directors and all of them are under a duty to be open, honest and fair to each client.


      o WCI's convertible preferred stock offering is expected to be made during the same time as our offering of bonds and common stock., The markets for these securities are similar and some investors may choose not to invest with us, or to invest a lesser amount, because they are purchasing WCI securities. WCI' convertible preferred stock was designed to be complementary to our securities, that is, to provide a risk/return analysis between bonds and common stock and not to conflict with our offerings.


Wellstone Financial Group, LLC

During 2001, we acquired 100% equity ownership of Wellstone Financial Group, LLC, a Georgia limited liability company, in exchange for 76,923 shares of our Series A Convertible Preferred Stock. The shares were valued at $500,000 at the time of acquisition. WFG is included in our consolidated financial statement and these shares are eliminated in consolidation. WFG assists nonprofit entities secure financing from banks, bond underwriters and other sources, for retirement, childcare, church and church related facilities. WFG receives fees for completed financings.

Employees


Cecil A. Brooks and John T. Ottinger are our principal executive officers. We have no employees or office space, equipment or other facilities and do not plan on hiring any employees or acquiring or renting office space for at least the next 12 months. Cornerstone Capital Advisors, Inc. that provides all our administrative services, has seven employees, all full-time.


Facilities

In February 2003, we purchased, for $535,000 cash, and moved our growing staff into a 4,400 square foot office building in Cumming, Georgia. We own two nearby office condominiums, on which there is a $189,226 mortgage loan. They are leased to another company, for $2,200 a month. In our management's opinion, the properties are adequately insured.

Environmental laws

Under various federal, state and local laws, an owner or a mortgage lender may be liable for the costs of removal or remediation of hazardous or toxic substances from a property, even if they did not cause or even know about the contamination. The costs and liability are not limited and could be more than the value of the property. The presence of these substances may make it difficult to sell the property. Environmental laws also govern the presence of asbestos in buildings and may require removal or precautionary action. They may also impose fines and allow recovery for injury from exposure to asbestos.

We have not incurred any material costs or effects so far from compliance with environmental laws. We require an environmental report or affidavit before we make a mortgage loan or purchase a property. This is a changing area of law and we could have material extra costs or liability from being mortgage lenders or owners of real property.

Government regulations

We do not make any loans to consumers, so we are not subject to the many federal, state and local laws about lending. We are not required to be licensed in the states in which we operate. Our borrowers will be subject to some of the laws intended to protect the public from building hazards and to make buildings accessible. We cannot monitor compliance with all these laws. Enforcement action against the building or our borrowers could interrupt our receipt of payments and decrease the value of the property. We do not believe that any material changes are currently required to any of the properties securing our loans. The properties we finance are subject to various other regulations from federal, state, and local authorities. Examples of regulatory changes that could mean unexpected compliance costs include construction and retrofit requirements to protect against perceived safety and health hazards, or to permit use by defined segments of the public, zoning changes that limit the use of properties, or local impact fees and assessments, as well as the unintended consequences of laws intended to protect against predatory lending or new tax and accounting rules. If we or the property operator fail to comply with these regulations, it could result in a fine and the award of damages to private plaintiffs. If it took a significant amount of money to bring a property into compliance, the borrower could be unable to make its payments.

Legal proceedings

We are not a party to any pending legal proceeding. We are not aware that any of the properties covered by our mortgage loans is subject to any pending legal proceeding or that any governmental authority is contemplating any legal proceeding involving us or any of those properties.

                                   Management

Our board of directors is elected by our  shareowners.  The board is responsible
for  setting  policies  and  for  hiring  and  retaining  management.   This  is
information about our directors and officers.

Name, residence address            Age                 Responsibility
-----------------------            ---                 --------------

Cecil A Brooks                     71            Director, Chairman of the
10206 Big Canoe                                  Board, President, CEO
Jasper, GA 30143

John T. Ottinger                   48            Director, Vice President, COO,
923 Spring Glen Place                            Secretary and Treasurer
Suwanee, GA 30024

Taylor McGown                      65            Director, Vice Chairman,
10741 Big Canoe                                  Member of the Loan committee
Jasper, GA  30143

Henry Darden                       70            Director, Member of the
614 Beverly Dr.                                  Audit Committee
Brandon, FL  33510

Irving B. Wicker                   77            Director, Member of the
132 Eswick Drive                                 Audit Committee
Prattville, AL 36067

Directors are elected for three-year terms. Mr. Darden will serve until the annual meeting in 2003, Messrs. McGown and Wicker until the 2004 meeting and Messrs. Ottinger and Brooks until the meeting in 2005.

      Cecil A. Brooks has served in these capacities since CMI was founded. He graduated from Mercer University in 1952. After a varied career in sales and management, including real estate sales and development, he graduated from Reformed Seminary in 1975. He served as pastor of Trinity Presbyterian Church in Miami, Florida and on the staff of Mission to North America of the Presbyterian Church of America from 1983 to 1994. He formed the Investors Fund for Building and Development (the predecessor to Presbyterian Investors Fund, Inc.) in 1985 and served as President from its inception to its merger with CMI. Mr. Brooks has served on the boards of a number of nonprofit organizations concerned with foreign missions and housing for the elderly. Mr. Brooks has over 16 years experience in all areas of the church mortgage lending and development business. Mr. Brooks has also worked closely with church bond underwriters and broker-dealers in the church lending market. He has been a director since 1985.

      John T. Ottinger, Jr. has served as Vice President and Secretary/Treasurer since CMI was founded. Mr. Ottinger is also CMI's Chief Financial Officer and became its Chief Operating Officer in 2000. He graduated from the University of Delaware in 1976 and spent eight years in the lodging industry. Mr. Ottinger has served as pastor of an established church as well as organizing pastor in North Carolina. He joined the PIF staff in 1985. Mr. Ottinger has 16 years of extensive experience in church lending. He has been a director since 1996.


      Taylor McGown has served as a director since 1985. He graduated from the University of Memphis in 1976 and received a Master of Divinity degree from Reformed Theological Seminary in 1979. Since 2000, Mr. McGown has been president of Church Growth Foundation, Inc., a nonprofit organization. Mr. McGown served a number of pastorates in a variety of capacities as well as serving as Director of Palmer Children's Home. He is currently a self employed registered representative and investment advisor. He was a registered representative and investment consultant with IFG in Atlanta, Georgia from 1996 until 2002.

      Henry Darden has served as a director since 1992. He received a Bachelor of Science degree in forestry management from the University of Georgia in 1955 and an AA in real estate from the City College of Chicago in 1970. He is a Distinguished Graduate of the Industrial College of the Armed Forces. Mr. Darden retired in 1982 as a Lieutenant Colonel with the United States Air Force. Since then, he has been a self-employed financial and tax consultant.

      Irving B. Wicker has served as a director since 1990. He graduated from the University of Maryland in 1959 and received a Masters Degree from George Washington University in 1963. He retired in 1969 as a Lieutenant Colonel in the United States Air Force. Mr. Wicker was self-employed as a real estate broker and financial planner from 1969 until he retired in 2000.

Independent directors

Decisions involving CCA or WCI require the approval of a majority of the independent directors, as well as a majority of the full board. We define an independent director as one who is not an officer or director of CCA or WCI, nor a ten percent or more owner of either of them. We consider Messrs. McGown, Darden and Wicker to be independent directors. We will maintain at least two independent directors on our board.


Committees

Audit Committee. Two independent directors, Messrs. Darden and Wicker, are the audit committee. The audit committee will make recommendations concerning the engagement of independent public accountants, review their independence, the services they provide and the results of the audit engagement. The audit committee will also consider the range of audit and non-audit fees and review the adequacy of our internal accounting controls. We plan to appoint, by December 2003, a director and audit committee member who is a "financial expert," as defined by regulations adopted under the Sarbanes-Oxley Act of 2002.

Loan and Investment Committee. The board has established a loan and investment committee consisting of Messrs. Brooks, Ottinger, Darden and McGown and having a quorum of three members. The committee will review and may approve loans and investments of up to $500,000 on behalf of the board, in accordance with the loan and investment policies as adopted and amended by the board form time to time. Any individual loans or investments in excess of the committee's authority will be subject to approval by the entire board.

Meetings and compensation of directors

The directors meet at least annually and more often as needed. The audit committee meets at least once annually. The loan and investment committee meets as required. Directors receive $100 for each conference call board and committee meeting they attend and $500 for each face-to-face meeting attended. We reimburse them for travel expenses to attend meetings.

Executive compensation

This summary compensation table shows all compensation paid to our two executive officers during 2001 and 2002:

                                                                                        Annual compensation
                                                                                        -------------------
         Name and principal position                                            Year                         Salary
         ---------------------------                                            ----                         ------
         Cecil A. Brooks, Chairman of the Board, President and CEO              2001                       $125,000
                                                                                2002                        150,000
         John T. Ottinger, Vice president, Secretary, Treasurer and COO         2001                         75,000
                                                                                2002                        125,000


Mr. Brooks and Mr. Ottinger will each dedicate 25 hours of their work week to our business and 25 hours per week to the business of Wellstone Communities Inc. Compensation paid to Messrs. Brooks and Ottinger will be allocated by CCA as an expense to WCI and to us on a percent of combined assets basis. Our executive officers were compensated by Presbyterian Investors Fund, Inc. through 2000 and their services were included in the administrative services agreement we had with PIF. Their services for 2003 will be included in the administrative services agreement with Cornerstone Capital Advisors, Inc. Neither we nor CCA have employment agreements with them or any other employees.


Employee profit sharing plan

We established a Profit Sharing Plan for our employees in 2001. The Plan allows for entry into the plan after one year of service, and immediate vesting of contributed amounts. The Plan does not have an employee contribution component. All contributions are to be made at the discretion of the board of directors. For the year ended December 31, 2002, a contribution of $65,000 was made.

Indemnification of directors and officers and limitation of their liability

Officers or directors are not liable to CMI or its shareowners, under Georgia law, if they acted in a manner they believed in good faith to be in or not opposed to CMI's best interests. They are not liable in any criminal proceeding if they had no reasonable cause to believe their conduct was unlawful. As permitted by Georgia law, we will indemnify our officers and directors against liability and their defense costs in any proceeding in which they have been successful or where the directors who are not involved determine that the applicable standard of conduct has been met. We will pay reasonable expenses, including attorneys' fees, incurred by directors or officers in advance of the final disposition of a proceeding, if they furnish written affirmation of good faith belief that they have met the applicable standard of conduct, together with a written promise to repay any advances if it is determined they are not entitled to indemnification. Insofar as indemnification for liabilities arising under the federal Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. We carry insurance against the liability of our officers and directors.

Administrative services agreement with Cornerstone Capital Advisors

Effective May 1, 2003, we have an agreement with Cornerstone Capital Advisors, Inc. for CCA to provide our administrative and "back-office" services, subject to the direction and supervision of our officers. The services include loan application and closing process, accounting, investor relations and management information systems. We will reimburse CCA for all its expenses for performing its duties under the administrative services agreement, including employment and office expenses. We will not pay CCA a set, periodic fee but we may pay incentive compensation to The base for good performance is expected to be that all of our bond interest and other obligations will be current and our common stock shareowners will have received dividends equal to an annual rate of at least 10% on the price paid in a public offering for all the time the shares were outstanding. The factors above that base, and the amount of incentive compensation will relate to our director's judgment on the extent to which CCA's services will have contributed to the results. We have agreed to indemnify CCA against any liability or costs from claimed acts or omissions of CCA in its duties under the agreement, except those due to its bad faith, misconduct or gross negligence.


The administrative services agreement was approved by unanimous vote of our directors. The independent directors were offered access, at our expense, to our lawyer or independent legal counsel, but none sought legal advice. The agreement was entered into on terms that are no less favorable to us than those that could have been obtained from unaffiliated third parties. The agreement will be in effect until December 31, 2003 and will renew for successive one-year periods, unless terminated upon 60 days' notice by a majority of the directors who are not affiliated with CCA. Wellstone Communities Inc., of which we own all of the common stock, has a similar administrative services agreement with CCA. Our two officers are also officers of CCA and of WCI.


CCA is a recently formed corporation. It is owned by Cornerstone Group Holdings, Inc., which is owned by Foundation for Christian Community Development, Inc., a nonprofit corporation. All of its directors, officers and employees came directly to CCA from similar positions they held with us. They are continuing to provide the same services as before, but now it is under an administrative services agreement that we have with CCA. The purpose of forming CCA is to allow its management group to contract for their services with multiple businesses and to allocate its costs among them. It also places responsibility for each business under its own board of directors, separate from the CCA management group. The administrative services agreement was approved by unanimous vote of our directors. The independent directors were offered access, at our expense, to our lawyer or independent legal counsel. The agreement will be in effect until December 31, 2003 and will renew for successive one-year periods, unless terminated upon 60 days' notice by a majority of the directors who are not affiliated with CCA. Our two officers are also officers of CCA.

                    Certain Transactions with our Affiliates


We caused WCI to be incorporated on November 20, 2002, for the purpose of its initially being a wholly-owned subsidiary and then for it to raise capital from the sale of preferred stock and to invest that capital in ways not feasible for us, that is, in loans that could participate in the borrower's gain on resale or refinance and in owning a bank. On December 4, 2002, we purchased 38,000 shares of WCI's common stock in exchange for $380,000. We paid for the shares by funding a loan WCI had made that day. By this transaction, we became owner of 100% of WCI's common stock. Under federal and state securities laws, we would be defined as WCI's "promoter." On December 31, 2002 we purchased 2,000 shares of WCI's common stock, for $20,000 cash. On January 23, 2002 we purchased 60,000 shares of WCI's common stock, for $600,000 cash. The $10 per share price for common stock was agreed to by our directors and the directors of CMI and is the price at which WCI plans to offer its preferred stock in a public offering.


On January 23, 2003, we sold two loans to WCI for a total of $591,003, which was the principal balance on those loans at the purchase date. We had made the loans in January and March 2002.

On December 15, 2002, we entered into an administrative services agreement with Cornerstone Capital Advisors. Our two officers, Cecil A. Brooks and John T. Ottinger, are also officers of CCA, under which CCA will provide our administrative services. We will pay CCA expense reimbursement and may pay it incentive compensation.


Any future material affiliated transactions and loans will be made or entered into on terms that are no less favorable to us than those that can be obtained from unaffiliated third parties and must be approved by a majority of our independent directors who do not have an interest in the transactions and who were offered access, at our expense, to our lawyer or independent legal counsel. We do not make loans to our officers or directors.

                              Principal shareowners

The following table shows the beneficial ownership of our common stock on May 31, 2003, for shares owned by:

(i)   each of our directors and executive officers,
(ii) each shareowner we know to own beneficially 5% or more of the outstanding shares of our common stock and
(iii) all directors and officers as a group.

We believe that the beneficial owners of the common stock listed below, based on information they furnished, have sole investment and voting power over their shares, subject to community property laws where applicable.

Name and address of                     Number of Shares       Percentage of  Total Common
Beneficial Owner                        Beneficially Owned     Stock Beneficially Owned
                                                               Before Offering    After Offering
Cecil A. Brooks                              1,953                   *                  *
10206 Big Canoe
Jasper, GA 30143
John T. Ottinger                             6,719                  1.3                 *
923 Spring Glen Place
Suwanee, GA 30024
Taylor McGown
10741 Big Canoe                              1,800                   *                  *
Jasper, GA 30143
Irving B. Wicker                             1,538                   *
132 Eswick Drive
Prattville, AL 36067
Henry Darden                                   685                   *                  *
614 Beverly Dr
Brandon, FL 33510
Church Growth Foundation, Inc.              69,228                 13.0%               8.9%
10741 Big Canoe
Jasper, GA 30143
All directors and executive officers        12,695                  2.4%               1.6%
as a group (5 Persons)
*  Amounts to less than one percent.

                            Description of securities

Our articles of incorporation and the Georgia Business Corporation Code authorize us to issue up to 29,000,000 shares of common stock and 1,000,000 shares of preferred stock. We may also issue securities for borrowings. We had 531,136 shares of common stock outstanding at February 28, 2003 held by 121 shareowners of record, and 500 shares of preferred stock outstanding held by one shareowner. We have no options or warrants issued or reserved for issuance. At February 28, 2003, there were $71,752,013 of certificates of indebtedness outstanding, held by approximately 2,250 record owners. This is a description of these securities:

Common stock

The owners of common stock elect all the members of our board of directors. Each share owned is entitled to one vote on all matters to be voted on by shareowners. A majority of the shares issued is a quorum. In the event of liquidation, dissolution or winding up of the corporation, the shareowners are entitled to share ratably in all assets remaining which are available for distribution to them after payment of liabilities. Shareowners, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock. The transfer agent and registrar for our common stock is TransferOnline, Inc.

Preferred stock

We have authorized 235,000 shares of Series A Convertible Preferred Stock. In December 2001, we issued 76,923 shares for the capitalization of Wellstone Financial Group, LLC. The shares were issued at a $500,000 value, equal to the same $6.50 per share price of our common stock. Preferred shareowners have one vote per share, the same as common shareowners. Each preferred share is convertible, after 3 years, into shares of common stock based on an adjustable formula. We may issue additional shares of preferred stock in connection with any other business acquisitions we may make. No preferred stock will be offered to our officers, directors or principal shareowners, except on the same terms as it is offered to all other existing shareowners or to new shareowners. Our board of directors has the authority to issue series of preferred stock and to set dividend rates and various rights and terms for a series, such as for redemption, the amount payable upon any liquidation of the corporation, conversion into other of our securities and any voting rights. Owners of common stock could be placed below any preferred stock owners in their rights to dividends, liquidation distributions and voting on some matters. Preferred stock could be issued with terms that would have the effect of discouraging a change of corporate control or other transactions that some common stock owners might believe to be in their best interests.

Dividends on stock

The common and preferred shareowners are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available. Dividends were paid on the common stock of $360,735 in 2001 and $344,066 in 2002. No dividends were paid on the common stock in the three months ended March 31, 2003. No dividends have ever been paid on the preferred stock.

Certificates of indebtedness previously issued and still outstanding

These  are   descriptions  of  the   certificates   previously  sold  and  still
outstanding:

PIF had offered its mortgage loan fund certificates since 1985, at interest rates of from 6.75% for one-year terms to 9.00% for five-year terms. There are currently less than $1 million of these certificates still outstanding, all at the 9.00% rate. The mortgage loan fund certificates are unsecured general obligations.

PIF  began  offering  church   development  fund  certificates  in  1997.  These
certificates were at $2,500 minimum investments and 9% annual interest. They have all been redeemed, as of August 2002.

We issued  $3,056,276 of Series A certificates of  indebtedness  during a public
offering  from  October  1998  through   October  1999.  All  of  the  Series  A
certificates have matured and been repaid by April 15, 2003.

From May 2000 through January 2002, we sold $16, 765,704 of Series B certificates of Indebtedness. From January 2002 through December 2002, we sold $ 30,604,172 of Series C and Series D certificates. There is no trust deposit or other collateral to secure payment of Series B, C or D certificates.

From May 2002 until January 2003, we offered "Access Certificates." These certificates had no stated maturity. They could be purchased in any amount of at least $100 and owners can add to their certificate at any time, in amounts of $100 or more. The amount they have invested will remain in their certificate account until they redeem it. They may redeem any amount of the balance by giving at least seven days written notice. Our board of directors sets the rate on the first business day of each January, April, July and September. The directors may also change the rate between those dates if they believe that market conditions warrant a change. Certificate holders choose to have interest paid semiannually or when they redeem an amount.

From May 2002 to May 2003, we sold a total of $45,000,000 of certificates with the same terms as the ones being offered by this prospectus.

Certificates of indebtedness offered by this prospectus

9.00%, five-year certificates. We will set specific maturity dates of these certificates at least every three months, so that the principal amount of your certificates will be available for return or reinvestment on or near their fifth anniversary. Certificates may be purchased in any amount, with a minimum purchase of $500. Interest will be paid every six months. Investors may elect to have interest retained and compounded semiannually. Owners of $10,000 or more of certificates may elect to receive monthly interest payments.

Graduated certificates. These are for five year terms. Certificates will be issued in any dollar amount, with a minimum investment of $500. The amount and maturity date is set upon purchase and there can be no additions to the amount during their term. The owners may redeem any amount of the principal or interest on any anniversary date of their purchase, by giving at least ten days' written notice. Unless we receive notification of the intent to redeem within 10 business days of maturity, certificates will automatically be renewed, on the terms under which they were originally purchased, at the then prevailing interest rate for similar certificates. These certificates currently pay a graduated increased interest rate based on each year the certificate remains invested. Currently the rates are 7% for the first year, 7.5% for the second year, 8% for the third year, 8.5% for the fourth year, and 9% for the fifth year, giving an overall average, if left invested for 5 years, of 8%.

Certificate holders choose, at the time of purchase, to have interest on their certificate paid semi-annually or upon maturity. Monthly interest payments are available on investments of $10,000 or more. Unpaid interest is compounded every six months from the issue date.

General terms

All certificates will begin to bear interest at the stated rate one business day after we receive funds from an investor. However, we will not issue a certificate or a receipt for an investment until the check or other payment has cleared our bank. All certificate interest and maturities will be calculated on a 365-day year. Any payment due on a weekend or on a nationally recognized bank holiday will be paid the next business day. We will set interest rates for future certificates as market conditions warrant. Certificates issued in the future may bear higher or lower interest rates than the currently offered certificates, and may have different terms and conditions than these certificates. Certificates will normally be registered in book entry form and the investor will receive only a written confirmation of their investment, and not an actual certificate.

The price, interest rate and other terms of the certificates were set to be competitive with other interest-bearing securities. There is no escrow of the offering proceeds, so all amounts paid for the certificates will be immediately available to use in our business.

Unsecured obligations. No assets have been set aside as collateral for the payment of the certificates. They are general obligations, with no preference over any other debt that we may have. We are not required to deposit into any sinking fund for the purpose of paying the certificates on maturity. The certificates or trust indenture do not restrict us from issuing additional debt or making any additional debt senior in payment priority to the certificates. We are not required to maintain any particular ratios of debt to assets or stockholders' equity.

Default. Trinity Trust Company, Reno, Nevada is the trustee for the certificates. A default would occur if we were more than 60 days late in making an interest or principal payment or if we went into bankruptcy or failed to comply with the trust indenture created for these certificates. If a default happened, the trustee could pursue any available remedy to collect on behalf of the certificate owners. Persons owning at least 25% in amount of the certificates could declare all the certificates due and payable. Persons owning a majority in amount of the certificates could direct the trustee in taking any action it considered lawful and fair. An individual certificate owner is restricted in the ability to start independent proceedings, without the consent of the trustee or joining with others holding a majority in amount of the certificates.

Redemption. Certificate owners may not redeem them for cash before their maturity date. Our current policy is to redeem certificates which have been held at least a year, upon a request showing exceptional need or hardship. There would be an early payment fee equal to six months' interest. We have the right to redeem some or all of the certificates upon notice, sent at least 30 and not more than 60 days before the redemption date. Investors would then exchange their certificates for the principal amount and any unpaid interest. No interest would be earned after the redemption date. If less than all the certificates were redeemed, the paying agent for the certificates would select the ones to redeem, on a basis it considered fair. There is no right to convert the certificates into any of our other securities. We expect to be offering new series of certificates. Investors may ask that all or part of the amounts due them be reinvested in new certificates, after they had received a current prospectus for the new certificates.

                          Future resales of securities

The certificates and shares sold in this offering will be freely transferable, without restriction or further registration under federal securities laws. Sales to residents of certain states or jurisdictions may require registration or an applicable exemption from registration provisions in those states or jurisdictions.

The shares have been approved for listing on the Chicago Stock Exchange, under the symbol "IHN". We expect to have shares begin trading when we have at least 500 public beneficial shareowners, which we believe will occur by the time this offering is completed. The certificates have not been listed on any registered national securities exchange or on The Nasdaq Stock Market and we have no present plans to request any listing. After completion of this offering, Wellstone Securities, a registered securities broker-dealer, will provide an order-matching service for persons wishing to sell or buy certificates. The service will also be available for shares, if they are not yet being traded on the Exchange. Information will be available about any offers to buy or sell certificates or shares and about any recent transactions. Wellstone Securities will confirm accepted offers and handle the transfer of payment and ownership. It will charge a $50 fee per transaction, payable out of the purchase funds. It is possible that this service may not remain available. In that case, anyone wishing to sell certificates or shares would have to find a buyer and make arrangements for the price, payment and transfer.


Limits on resale of common stock as "restricted" shares

Of the 531,136 shares of our common stock outstanding, 81,923 are "restricted securities" and may not be sold in a public distribution except in compliance with the federal Securities Act of 1933 or an applicable exemption under the Securities Act, including its Rule 144. Rule 144(k) provides that a person who is not one of our officers, directors or principal shareowners, and who has owned shares for at least a year could offer and sell those shares through any trading market, if reporting and other requirements were met.


None of our common stock is subject to outstanding options or warrants to purchase, or securities convertible into, common stock. We have no compensation plans under which our equity securities are authorized for issuance.

                              Plan of distribution


You may purchase shares or certificates directly from Cornerstone Ministries Investments, Inc. This is a different plan of distribution than most public offerings of securities, where securities broker-dealers purchase the entire offering for simultaneous resale to their brokerage customers.

Sales of securities to the public may generally be made only through broker-dealers and their agents who are members of the National Association of Securities Dealers, Inc. Rule 3a4-1 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934 allows an issuer, certain of its employees and "associated persons" to participate in the sale of the issuer's securities, if they meet the conditions of that Rule. Our direct offering will be made by:


      1. Mailing announcements of the offering to persons who have previously invested in our securities. They will contain the information prescribed by Rule 134 under the federal Securities Act of 1933 and will offer to furnish copies of this prospectus upon request.
      2. Mailing copies of this prospectus and a share purchase agreement to persons who request them from us.
      3. Receiving and processing share purchase agreements and payment checks.

      Share purchase agreements received, and all communications about the offering, will be directed to John T. Ottinger, our chief operating officer. CCA employees will handle the mailings, the processing of documents and the ministerial and clerical work involved in effecting purchases. No one will receive any commissions or other compensation based on purchases made directly from us. The activities of our employees in these direct purchases are intended to be within Rule 3a4-1 of the federal Securities Exchange Act of 1934 and we will comply with securities regulations of the states in which the offering is to be registered.

We are also offering these shares through registered securities broker-dealers, as our agents. They include Wellstone Securities LLC, Huntleigh Securities Corporation, Commonwealth Church Finance, Inc. and G.A. Repple & Company. There is no firm commitment underwriting for the shares, that is, no securities broker-dealer will purchase all of the shares, for resale to its customers.
However,  the  broker-dealers  will be within the definition of "underwriter" in
Section 2(a)(11) of the federal Securities Act of 1933. These broker-dealers will be paid up to five percent in commissions for sales they make. Wellstone Securities LLC is expected to make the major amount of all sales through our agent broker-dealers. Wellstone Securities LLC was organized and began operations in December 2002. Its principal business function is to provide retail investment brokerage services. It had 34 registered representatives at May 31, 2003. Its president and chief financial officer and its chief operating officer have 27 years and 21 years of experience in the securities business. The principals' experience includes selling, as agent and as a broker, corporate and municipal securities, and administering the financial and compliance responsibilities of a broker-dealer. Wellstone Securities LLC does not have common ownership with us and we do not share any of the same officers or directors or have any other material relationships with Wellstone Securities LLC, except for sales agency agreements and servicing agent agreements for this offering. We have agreed to indemnify the broker-dealers and their controlling persons against any liability under Section 11 of the federal Securities Act of 1933, or state securities laws, in case any part of the registration statement, of which this prospectus is a part, contains an untrue statement of a material fact or omits to state a material fact required to be stated or necessary to make the statements in the registration statement not misleading.


We and the broker-dealers will be selling on a "best efforts" basis, without any commitment to sell the entire offering or any minimum amount. We expect to offer these shares and certificates to residents of Alaska, Arizona, Arkansas, Colorado, Connecticut, Delaware, District of Columbia, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Jersey, New York, North Carolina, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, Texas, Utah, Vermont, Virginia and West Virginia. We expect to offer shares in Alabama and Tennessee.


The price of the common stock, and the interest rate and terms of the certificates, are the same as in all of our previous offerings. We initially set a common stock price and bond interest rate that our board of directors considered fair to investors, considering the rate of return expected on our loan portfolio and the pricing of other corporate debt and common stock. Our bond interest rate is intended to have a difference, or "spread" below the return on our loan portfolio, sufficient for us to pay our operating expenses and have a profit for the payment of dividends on our common stock. During 2002, we earned an average weighted 9.46% on our loans and paid an average weighted interest cost of 8.60% on our bonds. That spread, together with our income from loan fees, was sufficient to pay our expenses, interest on our bonds and a dividend rate consistent with past years. We pay dividends at a higher rate of return than our bond interest rate, to reflect the risk to shareowners that we will not have sufficient income to pay dividends or that they might lose the amount paid for their shares. Our policy has been to maintain this share price and interest rate, so that our investors may look forward to reinvestment at the same returns, if we continue to have similar operating results. Our expenses of the offering, other than sales commissions and including registration fees, legal and accounting fees, costs of printing and electronic filing, postage and marketing expenses, are estimated to be $120,000. We plan to continue the offering until all the certificates and shares have been sold, but not later than April 30, 2004. We reserve the right to close the offering before then and to reject any purchase in full or in part. Our officers and directors may purchase in the offering.


                                  Legal Matters

The validity of the securities being offered by this prospectus has been passed upon for us by the Law Offices of Drew Field, San Francisco, California.

                                     Experts

Our financial statements as of and for the periods ended December 31, 2000, December 31, 2001 and December 31, 2002 have been included in this prospectus in reliance on the report of Robert N. Clemons, CPA, PA, certified public accountant, given upon his authority as an expert in accounting and auditing.

                              Available Information

This prospectus is part of a registration statement on Form SB-2 filed under the Securities Act of 1933. This prospectus does not contain all of the information in the registration statement and its exhibits. Statements in this prospectus about any contract or other document are just summaries. You may be able to read the complete document as an exhibit to the registration statement.

We file reports under the Securities Exchange Act of 1934, including Form 10-KSB annual reports, Form 10-QSB quarterly reports and Form 8-K reports as required. You may read and copy the registration statement and our reports at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may telephone the Commission's Public Reference Branch at 800-SEC-0330. Our registration statement and reports are also available on the Commission's Internet site at http://www.sec.gov. Our Internet address is www.cmiatlanta.com.

We intend to furnish our shareowners with annual reports containing audited financial statements after the end of each fiscal year.

                     Index to financial statements

             December 31, 2000, 2001 and 2002:
                      Independent Auditors' Report                         F-1
                      Balance Sheets                                       F-2
                      Statements of Income and Retained Earnings           F-3
                      Statements of Changes in Stockholders' equity        F-4
                      Statements of Cash Flows                             F-5
                      Notes to Financial Statements                        F-6
             March 31, 2002 and 2003:
                      Review Letter                                        F-13
                      Balance Sheets                                       F-14
                      Statements of Income and Retained Earnings           F-15
                      Statements of Changes in Stockholders' equity        F-16
                      Statements of Cash Flows                             F-17
                      Notes to Financial Statements                        F-18

                           ROBERT N. CLEMONS, CPA, PA
                                   PO BOX 1670
                           DELAND, FLORIDA 32721-1670

To The Board of Directors
Cornerstone Ministries Investments, Inc.

                          Independent Auditor's Report

We have audited the accompanying consolidated balance sheets of Cornerstone Ministries Investments, Inc. (formerly PIF/Cornerstone Ministries Investments, Inc.) & Subsidiaries as of December 31, 2000, 2001 & 2002 and the related consolidated statements of income (loss) & retained earnings (deficit), changes in stockholder's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cornerstone Ministries Investments, Inc. & Subsidiaries as of December 31, 2000, 2001 & 2002 and the results of their operations, changes in their stockholder's equity and their cash flows for the year then ended in conformity with generally accepted accounting principles.

S/ Robert N. Clemons, CPA, PA
DeLand, Florida
April 7, 2003

CORNERSTONE MINISTRIES INVESTMENTS, INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2000, 2001 & 2002
                                                        12/31/00       12/31/01       12/31/02
ASSETS
Cash in banks                                        $  2,181,280   $  2,907,457   $  1,500,499
Loans in process                                           67,085        454,584        609,020
Real estate loans, net                                 26,896,502     30,576,660     64,667,610
Bond holdings                                             273,500      5,172,500      2,571,250
Fixed assets, net                                           6,689        266,655        320,337
Deferred tax asset                                        144,110        243,478        274,233
Goodwill                                                        0        450,997        450,997
Deferred financing costs                                  803,043        576,470      1,004,705
Real estate held for sale                                 295,499        331,513        340,000
Other assets                                                6,538         60,687         38,188
                                                     ------------   ------------   ------------
TOTAL ASSETS                                         $ 30,674,246   $ 41,041,001   $ 71,776,839
                                                     ============   ============   ============

LIABILITIES & SHAREHOLDER'S EQUITY
Investor certificates & accrued interest             $ 27,696,741   $ 37,643,733   $ 67,977,382
Bond fund certificates                                    474,145              0              0
Accounts and other payables                               196,412        132,178        282,120
Common dividends payable                                  151,974        171,834        168,640
Building mortgage                                               0        197,194        189,226
                                                     ------------   ------------   ------------
TOTAL LIABILITIES                                      28,519,272     38,144,939     68,617,368
                                                     ------------   ------------   ------------
SHAREHOLDER'S EQUITY
Series A Convertible Preferred Stock, no par
   value; 235,000 shares authorized, no
   shares issued & outstanding                                  0              0              0
Common Stock, $0.01 Par Value, 10 million
   shares authorized; shares issued & outstanding:
   12/00 - 397,227; 12/01 - 528,721; 12/02 - 530,944        3,972          5,287          5,309
Paid in capital                                         2,426,103      3,279,491      3,293,641
Retained earnings (deficit)                              (275,101)      (388,716)      (139,479)
                                                     ------------   ------------   ------------
TOTAL SHAREHOLDER'S EQUITY                              2,154,974      2,896,062      3,159,471
                                                     ------------   ------------   ------------
TOTAL LIABILITIES &
  SHAREHOLDER'S EQUITY                               $ 30,674,246   $ 41,041,001   $ 71,776,839
                                                     ============   ============   ============


SEE ACCOMPANYING NOTES                                                       F-2

CORNERSTONE MINISTRIES INVESTMENTS, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS) & RETAINED EARNINGS (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2000, 2001 & 2002

                                                  12/31/00   12/31/01    12/31/02
INCOME
Loan interest & fees earned                       $469,023  $3,868,429  $6,018,879
Real estate & other income                          20,410     493,785     890,461
                                                  --------   ---------   ---------
TOTAL INCOME                                       489,433   4,362,214   6,909,340
                                                  --------   ---------   ---------
Investor interest expense                          314,871   2,726,524   4,154,997
Marketing expenses                                  92,239     229,154     494,042
Salaries, wages, payroll taxes and benefits              0     470,469     674,384
Operating expenses                                 180,302     631,458     849,105
                                                  --------   ---------   ---------
TOTAL EXPENSES                                     587,412   4,057,605   6,172,528
                                                  --------   ---------   ---------
Operating income (loss)                            (97,979)    304,609     736,812
Income tax (provision) benefit                      36,767     (57,489)   (124,204)
                                                  --------   ---------   ---------
NET INCOME (LOSS)                                 ($61,212) $  247,120  $  612,608
Beginning retained earnings (deficit)               10,130    (275,101)   (388,716)
Dividends                                         (224,019)   (360,735)   (363,371)
                                                  --------   ---------   ---------
Ending retained earnings (deficit)               ($275,101)  ($388,716)  ($139,479)
                                                  ========   =========   =========

Basic & Diluted Earnings (Loss) Per Common Share    ($0.27) $     0.51  $     1.16


SEE ACCOMPANYING NOTES                                                       F-3

CORNERSTONE MINISTRIES INVESTMENTS, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2000, 2001 & 2002
                                                                                                         RETAINED
                                               COMMON STOCK:                 PAID-IN      PREFERRED      EARNINGS         TOTAL
                                         SHARES             AMOUNT           CAPITAL        STOCK        (DEFICIT)        EQUITY
BALANCE, DECEMBER 31, 1999              119,103             $1,191         $1,189,839       $   0         $10,130       $1,201,160
Correction of stock issuance costs                                           (152,183)                                    (152,183)
Net income (loss) for year 2000                                                                           (61,212)         (61,212)
Dividends declared                                                                                       (224,019)        (224,019)
Capital contributed                     278,124              2,781          1,388,447                                    1,391,228
                                        -------             ------         ----------       -----         -------        ----------
BALANCE, DECEMBER 31, 2000              397,227              3,972          2,426,103           0        (275,101)       2,154,974
Net income                                                                                                247,120          247,120
Dividends declared                                                                                       (360,735)        (360,735)
Capital contributed                     131,494              1,315            853,388                                      854,703
                                        -------             ------         ----------       -----         -------        ----------
BALANCE, DECEMBER 31, 2001              528,721              5,287          3,279,491           0        (388,716)       2,896,062
Net income                                                                                                612,608          612,608
Dividends declared                                                                                       (363,371)        (363,371)
Capital contributed                       2,223                 22             14,150                                       14,172
                                        -------             ------         ----------       -----         -------        ----------
BALANCE, DECEMBER 31, 2002              530,944             $5,309         $3,293,641       $   0        $139,479)      $3,159,471
                                        =======             ======         ==========       =====         =======        =========

SEE ACCOMPANYING NOTES                                                       F-4

CORNERSTONE MINISTRIES INVESTMENTS, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2000, 2001 & 2002

                                                                               12/31/00            12/31/01              12/31/02
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                                              ($61,212)         $    247,120          $    612,608
Adjustments to reconcile net income to cash
  from operations-
Depreciation & amortization                                                      31,945               124,014               154,384
Changes in-
Loans in process                                                                (67,085)             (387,499)             (154,436)
Accrued loan interest & deferred loan fees                                     (380,526)              101,499               (99,823)
Deferred taxes                                                                 (156,482)              (99,368)              (30,755)
Other intangibles                                                              (154,971)              378,756              (478,331)
Investor interest payable                                                     2,129,940               825,088              (270,523)
Accounts & other payables                                                        78,689               (64,234)              149,942
Dividends payable                                                               122,198                19,860                (3,194)
Other items, net                                                                 (1,538)             (117,089)              (80,465)
                                                                           ------------          ------------          ------------
NET CASH PROVIDED (USED) BY OPERATIONS                                        1,540,958             1,028,147              (200,593)
                                                                           ------------          ------------          ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Real estate loans made & purchased                                          (25,108,339)          (23,327,367)          (38,174,217)
Loan principal payments received                                              2,051,509            19,545,810             4,183,090
Bonds purchased                                                              (5,025,000)
Bonds redeemed                                                                  126,000                88,750
Undivided interest in bonds sold                                              2,512,500
Fixed assets purchased                                                         (295,499)             (272,137)              (74,311)
Goodwill acquired                                                              (500,000)
PIF merger                                                                     (308,966)
Real estate costs capitalized                                                   (36,014)               (8,487)
                                                                           ------------          ------------          ------------
NET CASH (USED) BY INVESTING                                                (23,661,295)           (9,488,708)          (31,472,675)
                                                                           ------------          ------------          ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Investor certificates issued                                                 22,496,775            13,914,069            47,025,164
Investor cerfiticates matured and/or redeemed                                   (70,000)           (4,792,165)          (16,420,992)
Bond fund redemptions                                                          (474,145)
Building mortgage                                                               197,194                (7,968)
Stock issued                                                                  1,391,228               702,520                14,172
Dividends                                                                      (222,421)             (360,735)             (344,066)
                                                                           ------------          ------------          ------------
NET CASH PROVIDED BY FINANCING                                               23,595,582             9,186,738            30,266,310
                                                                           ------------          ------------          ------------
NET CHANGE IN CASH                                                            1,475,245               726,177            (1,406,958)
Cash at beginning of period                                                     706,035             2,181,280             2,907,457
                                                                           ------------          ------------          ------------
CASH AT END OF PERIOD                                                      $  2,181,280          $  2,907,457          $  1,500,499
                                                                           ============          ============          ============

Supplemental Information-
Interest paid during the period                                            $    259,411          $  1,916,134          $  4,499,470
Income taxes paid during the period                                        $      9,200          $    234,460          $          0

SEE ACCOMPANYING NOTES                                                       F-5

             CORNERSTONE MINISTRIES INVESTMENTS, INC. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying Consolidated Financial Statements include the accounts of Cornerstone Ministries Investments, Inc., Wellstone Communities, Inc. and Wellstone Financial Group, LLC (collectively "The Company"). The Company originates and purchases mortgage loans made to faith-based organizations. The Company offers specialized programs for churches, not-for-profit sponsors of senior housing and affordable housing programs. The Company also invests in similar real estate projects for the purpose of selling at a profit, or leasing. Substantially all of the Company's loans and investments are in projects located in the Southeastern United States.

Loans are stated at unpaid principal balances, less an allowance for loan losses and net deferred loan fees and unearned discounts. Interest income is recognized monthly as it is earned, in accordance with loan terms. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other impaired loans is recognized only to the extent of interest payments received. Loan origination fees are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

Loans in process are amounts advanced or expended on behalf of borrowers prior to completion of the loan documentation. Generally, interest is not accrued on these amounts until the loan documentation is complete and the borrower acknowledges the debt and associated interest. Substantially all of these expenditures are converted to loans within one year or less.

Deferred financing costs subject to amortization include the costs and commissions associated with issuing investor certificates. These costs are being amortized on a straight-line basis over the term of the debt, principally 5 years.

The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions, and other risks inherent in the portfolio.
Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Although management uses available information to recognize losses on loans, because of uncertainties associated with local economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that a material change could occur in the allowance for loan losses in the near term. However, the amount of the change that is reasonably possible cannot be estimated. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. As of the balance sheet dates no loans were in arrears; therefore, no allowance for loan losses is reflected in the accompanying statements.

Cash and cash equivalents include checking accounts and short term certificates with original maturities of 90 days or less.

Bond holdings consist tax-free local government securities and local church bonds that management has the positive intent and ability to hold to maturity. They are reported at cost, adjusted for amortization of premiums and accretion of discounts that are recognized in interest income using methods approximating the interest method over the period to maturity. Declines in the fair value of individual securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses.

Property and equipment are valued at cost when purchased. Depreciation is provided on the straight-line method over the estimated useful lives of the assets, which are generally three to five years for furnishings and equipment, and 40 years for the Company's owned offices.

Interest on Investor Certificates is accrued from the date of issuance, and may be paid semi-annually. Investors holding five year certificates in multiples of $10,000 may receive interest monthly.

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to the difference between the methods of accounting for depreciation and loan fees for financial and tax-reporting purposes. The deferred taxes represent the estimated future tax consequences of those differences, which will be either taxable or deductible when the assets and liabilities are recovered or settled. Accelerated depreciation methods and shorter asset lives are used for tax reporting, and straight-line depreciation is used for financial statement reporting. The Company calculates deferred taxes under the provisions of SFAS No. 109 which provides for deferred tax assets and liabilities to be carried on the balance sheet at current tax rates.

Basic earnings (loss) per common share are calculated by dividing net income or net loss by the weighted average number of common shares outstanding during the year. Diluted earnings (loss) per common share are calculated by adjusting weighted average outstanding shares, assuming conversion of all potentially dilutive shares of Series A Convertible Preferred Stock.

The   Financial   Accounting   Standards   Board  has  issued   several   recent
pronouncements, none of which are expected to materially affect the financial statements of the Company:

SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, effective for fiscal years beginning after December 15, 2001. The Statement establishes a single accounting model, based on the framework established in Statement 121, for long-lived assets to be disposed of by sale. The Statement also resolves significant implementation issues related to Statement 121. The Statement retains the requirements of Statement 121 to recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows and measure an impairment loss as the difference between the carrying amount and fair value of the asset.

SFAS No. 145, Recision of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections, effective for fiscal years beginning after May 15, 2002. The Statement eliminates an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions.

SFAS No.146, Accounting for Costs Associated with Exit or Disposal Activities, effective for transactions initiated after December 31, 2002. This Statement improves financial reporting by requiring that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. The accounting for similar events and circumstances will be the same, thereby improving the comparability and representational faithfulness of reported financial information.

SFAS No. 147, Acquisition of Certain Financial Institutions, effective for transactions after October 1, 2002. The Statement removed acquisitions of financial institutions from the scope of Statement No. 72, "Accounting of Certain Acquisitions of Banking or Thrift Institutions," which permitted the recognition and subsequent amortization of any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset. For a transaction that is a business combination, the Statement requires that the unidentifiable intangible asset acquired be recognized as goodwill and accounted for under Statement No. 142. The Statement also amended Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," to include in its scope long-term borrower-relationship intangible assets of financial institutions such as depositor-and-borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that Statement No. 144 requires of other long-lived assets that are held and used.

SFAS No. 148, Accounting for Stock-Based Compensation, effective for fiscal years ending after December 15, 2002. The Statement amends Statement No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. The Company has no stock-based compensation.

FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirement for Guarantees, Including Indirect Guarantees of Indebtedness of Others, recognition and measurement is effective for transactions after December 31, 2002 and disclosure requirements are effective for fiscal years ending after December 15, 2002. The Interpretation improves disclosures to be made by a guarantor about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of the guarantee, a liability for the fair value of the obligation undertaking in issuing the guarantee.

Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that are used.

Certain report classifications used in prior year financial statements have been reclassified to conform to current year presentation.

NOTE 2 - CORRECTION OF PREVIOUS FINANCIAL STATEMENTS

The Company has retroactively restated prior period's financial statements for corrections to it's method of recognizing fees associated with mortgage loans. As of December 31, 2000 the Company deferred unearned loan fees of $442,373 less related taxes of $166,933, together aggregating $275,440. Restatement prior to December 31, 2000 was not required as fees were recognized generally in the same periods that the loans were outstanding. Additionally, costs associated with its stock offerings ($152,183 with $0 income tax effects) have been reclassified from deferred financing costs to a reduction of the associated paid-in capital account.

NOTE 3 - SUBSEQUENT EVENTS

On February 12, 2003 the Board of Directors approved amending the Articles of Incorporation and changed the name of the Corporation from "PIF/Cornerstone Ministries Investments, Inc." to "Cornerstone Ministries Investments, Inc.". The Company closed on a $522,459 contract to purchase additional office space in Forsyth County, Georgia on February 28, 2003.

NOTE 4 - FIXED ASSETS

At December 31, the Company's fixed assets are composed of:

                                            2000      2001       2002
                                            ----     ------    --------
Office Condominiums                       $  -0-    $252,922   $252,922
Office Computers, Furnishings,
   Software & Equipment                    6,689      14,554     62,485
Vehicles                                     -0-      11,351     37,730
Less: Accumulated Depreciation              (-0-)    (12,171)   (32,800)
                                         --------  ---------   ---------
Fixed Assets, Net                         $6,689    $266,656   $320,337

Depreciation   expense  totaled  $-0-,   $12,171  and  $20,630  for  each  year,
respectively.

NOTE 5 - COMMITMENTS

The Company has no material lease commitments at December 31, 2002. The Company has entered into an Administrative Services Agreement with Cornerstone Capital Advisors, Inc. (CCA) to provide loan administration, including the application and closing process and loan accounting; investor relations; marketing collateral; administration of computers, computer networks and management information systems; photo copying; and, maintenance of records, record keeping, bookkeeping and accounting after 2002. The Company is obligated to pay directly or reimburse actual expenses to be billed monthly by CCA. The base for good performance is expected to be that all bond interest and other obligations are current and the common stock shareholders have received dividends equal to an annual rate of at least 10% on the price paid in a public offering for all the time the shares were outstanding. The factors above that base, and the amount of incentive compensation will relate to the director's judgment on the extent to which CCA's services will have contributed to the results. The agreement is for renewable one-year terms and it may be terminated by either party upon 60 days' written notice. It is anticipated that after 2002, the Company will not have any employees of its own and accordingly, CCA will be subject to the supervision of the Board of Directors. As of December 31, 2002, CCA had not incurred any material expenses to be billed to the Company.

NOTE 6-REAL ESTATE LOANS RECEIVABLE

At December 31, 2002 the Company had Real Estate Loans on church and other not-for-profit properties as follows:

                  Mortgage Loans                      $64,242,543
                  Accrued Interest                      1,203,384
                  Unearned Loan Fees                     (778,317)
                                                      -----------
                  Total Real Estate Loans             $64,667,610

These loans mature as follow: 2003, $56,997,295;  2004, $5,045,454;  2005, $-0-;
2006, $20,886;  2007, $186,935;  beyond 2007,  $1,991,973.  Loan maturity may be accelerated in accordance with loan terms, generally upon certain events of default such as non-payment of scheduled payments or bankruptcy.

NOTE 7 -GOODWILL & DEFERRED FINANCING COSTS

The Company has adopted SFAS 142 "Goodwill and Other Intangible Assets" effective January 1, 2002. Goodwill associated with the Company's acquisition of Presbyterian Investor's Fund, Inc. (PIF) is carried at $450,997. Management does not believe impairment of this asset has occurred and accordingly, no provision for impairment loss has been recorded.

At December 31, 2002, Deferred Financing Costs consist of:
Costs incurred to register the Company's debt securities          $   431,215
Commissions paid on the sale of debt securities                     1,118,690
Less: Accumulated Amortization, generally over 5 years               (545,200)
                                                                  ------------

$1,004,705

NOTE 8 - BOND HOLDINGS
Bond holdings at year end consist of-           2000       2001        2002
                                               ------     ------      ------
St. Lucie Co., FL Subordinated Revenue Bonds:
             Maturity 7/1/2036                 $ -0-   $2,325,000  $ 2,325,000
             Maturity 10/1/2036                  -0-    2,700,000    2,700,000
Undivided 50% interest sold to investor          -0-       -0-      (2,512,500)
Local Church Bonds, maturing 2002 & 2003      273,500     147,500       58,750
                                              -------  ----------  -----------

Totals                                       $273,500  $5,172,500  $ 2,571,250

In September, 2002 the Company had an unanticipated opportunity to utilize an investor's funds and accepted an offer to sell an undivided 50% interest in the St, Lucie County, Florida Bonds at par, which equals book value. No gain or loss was recorded as a result of the transaction. The Company intends to hold the balance of the bonds to their respective maturities.

These bonds are not traded on any exchange, however management estimates that the fair value of the individual securities approximate their original cost. Accordingly, no loss provision has been recorded in the accompanying financial statements.

NOTE 9 - INCOME TAXES

The net deferred tax benefit in the accompanying balance sheet includes the following amounts of deferred tax assets and liabilities:

                                         2000        2001        2002
                                    ---------   ---------   ---------
          Deferred tax asset        $ 166,933   $ 277,419   $ 286,787
          Deferred tax liability      (22,823)    (33,941)    (12,554)
                                    ---------   ---------   ---------
          Net deferred tax benefit  $ 144,110   $ 243,478   $ 274,233

The deferred tax liability results from the use of accelerated methods of depreciation of property and equipment. The deferred tax asset results from a difference in reporting income from loan fees and represents taxes already paid. As such, no valuation allowance has been provided since the Company will realize the benefit of these prepaid taxes by reducing its federal and state taxable income in the future. The Company has pending with the Department of the Treasury, a request to change its accounting method with respect to loan fees which would approximate the book treatment under SFAS Nos. 65 and 91.

Components of income tax expense (benefit) for the years ended December 31, are:

                              2000        2001       2002
                            --------    --------   --------
         Current:  Federal  $(33,727)    $33,122   $108,308
                     State   (13,491)     13,249     19,240
         Deferred: Federal     7,465       9,450     (2,840)
                    State      2,986       1,668       (504)
                            --------     -------   --------
                            $(36,767)    $57,489   $124,204

The tax provision differs from the expense that would result from applying statutory rates to income before income taxes due to the graduated corporate tax rates for the first $100,000 of taxable income and tax exempt interest from bonds totaling approximately $-0-, $145,000, $401,000 respectively.

NOTE 10 - CASH CONCENTRATION

A cash concentration risk arises when the Company has more cash in a financial institution than is covered by insurance. At December 31, 2002, the Company had cash in excess of insured limits totaling $1,081,672.

NOTE 11 - INVESTOR CERTIFICATES

During 2001, the Company filed two Form SB-2 Registration Statements under the Securities Act of 1933. Under these Registration Statements, the Company issued 3 separate securities. Under the first of the SB-2 filings the Company issued securities identified as "Access Certificates". These certificates have no stated maturity, are purchased in $100 increments and bear a rate of interest as determined by the Company's board of directors on the first of each January, April, July and October. The directors may also change the rates between these dates if market conditions warrant such a change. Under this same filing the
Company issued 5 year "Graduated Certificates" which require a minimum investment of $500. Under the terms of the offering as filed, these certificates carry a graduated interest rate based on how long the certificate is held by the investor, up to 5 years. These certificates are not collateralized and no sinking fund is required for paying the certificates upon maturity. Also during the year ended December 31, 2001 the Company offered up to $17,000,000 of Series B Certificates of Indebtedness. Of the $17,000,000 offered, $3,000,000 has a March 13, 2003 maturity date and bears an interest rate of 7%. The remaining $14,000,000 will have a March 15, 2005 maturity date and bear interest at 9%. These certificates are not collateralized and no sinking fund for paying the certificates on maturity is required.

Following are the are the 5 year maturities of certificates outstanding each year end:

Years to Maturity                    12/31/00         12/31/01          12/31/02
-----------------                    --------         --------          --------
On demand & 1 year                 $3,156,832       $8,886,314       $12,588,839
2                                   9,849,576        5,015,552           838,115
3                                   5,256,331        2,955,225         4,938,456
4                                   2,515,343        7,929,711        10,941,275
5+                                  5,175,114        9,818,153        35,902,441

Interest rates for the certificates outstanding at December 31, 2002 are:

5.0%                       $3,081,099
7.0%                        5,964,859
7.5%                          191,824
8.0%                        1,847,974
9.0%                       54,123,370

On February 21, 2003 Wellstone Communities, Inc., a wholly owned subsidiary, filed a Form SB-2 Registration Statement under the Securities Act of 1933 with the Securities and Exchange Commission to sell up to $50,000,000 of its Series A Preferred Stock. Net proceeds from the offering are expected to be used to make and purchase loans secured by properties, start or acquire a bank and add to working capital.

NOTE 12 - LOAN GUARANTEES

At December 31, 2002 the Company was guarantor for potential total of $34,776,000 of loans secured by retirement facilities owned by not-for-profit entities. Certain acquisition and development loans in which we choose to secure outside financing may require a CMI guarantee as a condition of the extension of the loan by the financial institution. The guarantee is solely limited to amounts drawn under credit facilities and only cover outstanding principal and accrued interest and terminate upon maturity and principal repayment. At December 31, 2002, actual amounts drawn and therefore guaranteed to a commercial bank total $19,157,179. Only upon an uncured payment default and upon demand by the financial institution would CMI be required to perform under its guarantee obligations. CMI's recourse would be limited to repossession of the underlying collateral and subsequent resale of the facilities. As of December 31, 2002, all loans which had a guarantee were current and accordingly no obligation is recognized in the financial statements.

NOTE 13 - PROFIT SHARING PLAN

During 2001, the Company established a Profit Sharing Plan for its employees. The Plan allows for entry into the plan after one year of service, and immediate vesting of contributed amounts. All contributions are to be made at the discretion of the Company after approval by the board of directors. For the years 2001 & 2002 the Company elected to contribute $40,691 and $63,150 respectively.

NOTE 14 - BUILDING MORTGAGE

In connection with the acquisition of office space, the Company has a mortgage requiring monthly payments of $2,068 including principal reductions and interest at 8.5%. The loan matures March 1, 2006 at which time a balloon payment of $158,637 will be required. Estimated principle reductions are: Year 2003 $8,274; Year 2004 $9,791; Year 2005 $10,658; Year 2006 $160,503.

NOTE 15 - SERIES A CONVERTIBLE  PREFERRED STOCK

In 2001, the Company amended its Articles of Incorporation to provide for the issuance of up to 235,000 shares of Series A Convertible Preferred Stock. The shares do not accrue dividends unless such dividends are declared by the Board of Directors. The shares entitle the preferred shareholder to have one vote per share, presently equal to the voting rights of Common shareholders. Each share is convertible, after 3 years, into shares of Common Stock based on an adjustable formula. Shares with a value of $500,000 were issued to Wellstone Financial Group, LLC (WFG) during 2001. As WFG is a 100% owned subsidiary and its financial results are included in these consolidated financial statements, the shares have been eliminated in consolidation. Accordingly, if the shares were converted at the balance sheet date herein, an additional 76,923 shares of Common Stock could be issued, however those shares would be eliminated in consolidation.

NOTE 16 - ACQUISITION

On December 29, 2000 Presbyterian Investors Fund, Inc., a Georgia not for profit corporation, merged into Cornerstone Ministries Investments, Inc., a Georgia for profit corporation. The name of the merged entity became PIF/Cornerstone Ministries Investments, Inc. The Georgia Secretary of State approved the Plan of Merger on December 29, 2000. The transaction was recorded as an asset purchase and operating results from the date of the acquisition have been included in the accompanying financial statements. The $24,015,681 in assets transferred by Presbyterian Investors Fund, Inc., consisted primarily of performing church loans and cash held in money market accounts awaiting distribution according to outstanding loan commitments. Its $23,256,849 in liabilities assumed by the merged entity were primarily Certificates of Participation in three loan funds. These fixed term, fixed rate securities were either unsecured, or collateralized by specific loan assets. There were no fair value adjustments recorded as of the date of merger.

The $758,832 net worth of Presbyterian Investors Fund, Inc., in compliance with Georgia regulations, has been distributed to the Church Growth Foundation, a Georgia not for profit-corporation. This amount was determined by a third party evaluation, was submitted to an independent review committee of the Board of Trustees of Presbyterian Investors Fund, Inc. and approved by the independent board members of both corporations. In addition, the Company paid a premium of $500,000 for the acquisition which is included in Goodwill in the accompanying Balance Sheets. The total purchase price resulting from the acquisition was $1,258,832 ($758,832 of net worth distributed and $500,000 premium paid).

NOTE 17 - EARNINGS PER SHARE
Basic earnings per share have been calculated as follow-
2000              Net Income (Loss)                           $ 61,212)
----
                  Average Common Shares Outstanding            225,198
                  Earnings (Loss) per Common Share              ($0.27)
2001              Net Income (Loss)                           $247,120
----
                  Average Common Shares Outstanding            487,769
                  Earnings (Loss) per Common Share               $0.51
2002              Net Income (Loss)                           $612,608
----
                  Average Common Shares Outstanding            529,833
                  Earnings (Loss) per Common Share               $1.16

Diluted earnings per share are the same as basic earnings per share because there are no shares of Series A Convertible Preferred Stock outstanding after elimination of the shares owned by Wellstone Financial Group, LLC (a 100% owned subsidiary) in these consolidated financial statements. Other than the Series A Convertible Preferred Stock, there are no other potentially dilutive securities, stock options or warrants outstanding.

                           ROBERT N. CLEMONS, CPA, PA
                                   PO BOX 1670
                           DELAND, FLORIDA 32721-1670

To The Board of Directors
Cornerstone Ministries Investments, Inc.

We have reviewed the accompanying balance sheets of Cornerstone Ministries Investments, Inc. as of March 31, 2002 & 2003 and the related statements of income & retained earnings, and cash flows for the three months then ended in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Cornerstone Ministries Investments, Inc.

A review consists principally of inquiries of Company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements and supplementary information in order for them to be in conformity with generally accepted accounting principles.

/s/ Robert N. Clemons, CPA, PA

DeLand, Florida
May 13, 2003

CORNERSTONE MINISTRIES INVESTMENTS, INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
MARCH 31, 2002 & 2003
                                                                03/31/02       03/31/03
ASSETS
Cash in banks                                                $  3,695,015   $  4,159,125
Loans in process                                                  596,326      1,042,325
Real estate loans, net                                         34,226,079     71,655,754
Bond holdings & accrued interest                                5,287,592      2,629,250
Fixed assets, net                                                 285,055        877,349
Deferred tax asset, net                                           250,855        387,915
Goodwill                                                          450,997        450,997
Deferred financing costs                                          599,220      1,340,094
Real estate held for sale                                         333,864        340,000
Other assets                                                       10,714         75,740
                                                             ------------   ------------
TOTAL ASSETS                                                 $ 45,735,717   $ 82,958,549
                                                             ============   ============

LIABILITIES & SHAREHOLDER'S EQUITY
Investor certificates & accrued interest                     $ 42,066,164   $ 79,156,351
Accounts and other payables                                       590,065        667,849
Building mortgage                                                 195,359        186,863
                                                             ------------   ------------
TOTAL LIABILITIES                                              42,851,588     80,011,063
                                                             ------------   ------------
SHAREHOLDER'S EQUITY
Series A Convertible Preferred Stock, no par
   value; 235,000 shares authorized, no
   shares issued & outstanding                                          0              0
Common Stock, $0.01 Par Value, 10 million shares
   authorized; 528,975 & 531,136 shares issued & outstandin         5,290          5,311
Paid in capital                                                 3,281,139      3,294,889
Retained earnings (deficit)                                      (402,300)      (279,465)
Treasury Stock                                                          0        (73,249)
                                                             ------------   ------------
TOTAL SHAREHOLDER'S EQUITY                                      2,884,129      2,947,486
                                                             ------------   ------------
TOTAL LIABILITIES &
  SHAREHOLDER'S EQUITY                                       $ 45,735,717   $ 82,958,549
                                                             ============   ============


SEE ACCOMPANYING NOTES                                                      F-14

CORNERSTONE MINISTRIES INVESTMENTS, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS) & RETAINED EARNINGS (DEFICIT) FOR THE THREE MONTHS ENDED MARCH 31, 2002 & 2003

                                                     03/31/02      03/31/03
INCOME
Loan interest & fees earned                        $ 1,161,700   $ 1,875,208
Real estate & other income                             134,839        63,274
                                                   -----------   -----------
TOTAL INCOME                                         1,296,539     1,938,482
                                                   -----------   -----------
Investor interest expense                              843,292     1,557,317
Marketing expenses                                     106,997       106,487
Salaries, wages, payroll taxes and benefits            139,291       214,501
Operating expenses                                     179,528       314,109
                                                   -----------   -----------
TOTAL EXPENSES                                       1,269,108     2,192,414
                                                   -----------   -----------
Operating income (loss)                                 27,431      (253,932)
Income tax (provision) benefit                         (41,015)      113,946
                                                   -----------   -----------
NET INCOME (LOSS)                                     ($13,584)    ($139,986)
                                                   ===========   ===========

Retained earnings as previously reported              ($30,744)    ($139,479)
Correction of error, Note 2                           (357,972)            0
                                                   -----------   -----------
Beginning retained earnings (deficit) as restated     (388,716)     (139,479)
Net income (loss)                                      (13,584)     (139,986)
                                                   -----------   -----------
Ending retained earnings (deficit)                   ($402,300)    ($279,465)
                                                   ===========   ===========

Basic & Diluted Earnings (Loss) per Common Share        ($0.03)       ($0.26)

SEE ACCOMPANYING NOTES                                                      F-15

CORNERSTONE MINISTRIES INVESTMENTS, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
FOR THE THREE MONTHS ENDED MARCH 31, 2002 & 2003
                                                                                                 RETAINED
                                                         COMMON STOCK:      PAID-IN   PREFERRED  EARNINGS    TREASURY     TOTAL
                                                     SHARES       AMOUNT    CAPITAL     STOCK     (DEFICIT)   STOCK       EQUITY
BALANCE, DECEMBER 31, 2001                            528,721   $  5,287   $3,279,491  $    0   ($388,716)  $        0   $2,896,062
Net income (loss) for the 1st quarter as restated                                                 (13,584)                  (13,584)
Capital contributed                                       254          3        1,648                                         1,651
                                                   ----------   --------   ----------  ------  ----------   ----------   ----------
BALANCE, MARCH 31, 2002                               528,975   $  5,290   $3,281,139  $    0   ($402,300)  $        0   $2,884,129
                                                   ==========   ========   ==========  ======  ==========   ==========   ==========
BALANCE, DECEMBER 31, 2002                            530,944   $  5,309   $3,293,641  $    0   ($139,479)  $        0   $3,159,471
Net income (loss)                                                                                (139,986)                 (139,986)
Capital contributed                                       192          2        1,248                                         1,250
Treasury shares acquired                                                                                       (73,249)     (73,249)
                                                   ----------   --------   ----------  ------  ----------   ----------   ----------
BALANCE, MARCH 31, 2003                               531,136   $  5,311   $3,294,889  $    0   ($279,465)    ($73,249)  $2,947,486
                                                   ==========   ========   ==========  ======  ==========   ==========   ==========

SEE ACCOMPANYING NOTES                                                      F-16

CORNERSTONE MINISTRIES INVESTMENTS, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2002 & 2003

                                                    03/31/02      03/31/03
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                  ($13,584)     ($139,986)
Adjustments to reconcile net income to cash
  from operations-
Depreciation & amortization                          36,785         21,162
Changes in-
Loans in process                                   (141,742)      (433,305)
Accrued bond interest, net                          (19,439)        14,312
Accrued loan interest & deferred loan fees         (285,519)       204,635
Deferred taxes                                       (7,377)      (113,682)
Other intangibles                                   (72,708)      (347,741)
Investor interest payable                          (170,308)       444,945
Accounts & other payables                           457,887        442,729
Dividends payable                                  (171,834)      (168,640)
Other assets                                         22,769        (58,476)
                                               ------------   ------------
NET CASH PROVIDED (USED) BY OPERATIONS             (365,070)      (134,047)
                                               ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Real estate loans made                           (3,584,838)   (10,431,739)
Loan principal payments received                     86,785      3,078,398
Bonds redeemed                                       38,500         31,250
Fixed assets purchased                               21,977       (544,898)
Treasury stock acquired                                   0        (73,249)
Real estate costs capitalized                        (2,351)             0
                                               ------------   ------------
NET CASH (USED) BY INVESTING                     (3,439,927)    (7,940,238)
                                               ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Investor certificates sold                        7,841,938     12,285,881
Investor certificates matured and/or redeemed    (3,249,199)    (1,551,857)
Building mortgage principle payments                 (1,835)        (2,363)
Common stock issued                                   1,651          1,250
                                               ------------   ------------
NET CASH PROVIDED BY FINANCING                    4,592,555     10,732,911
                                               ------------   ------------
Net Change in cash                                  787,558      2,658,626
Cash at beginning of period                       2,907,457      1,500,499
                                               ------------   ------------
CASH AT END OF PERIOD                          $  3,695,015   $  4,159,125
                                               ============   ============

Supplemental Information-
Interest paid during the period                $  1,018,072   $  1,122,675
Income taxes paid during the period            $          0   $          0

SEE ACCOMPANYING NOTES                                                      F-17

             CORNERSTONE MINISTRIES INVESTMENTS, INC. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying Consolidated Financial Statements include the accounts of Cornerstone Ministries Investments, Inc., Wellstone Communities, Inc. and Wellstone Financial Group, LLC (collectively "The Company"). The Company originates and purchases mortgage loans made to faith-based organizations. The Company offers specialized programs for churches, not-for-profit sponsors of senior housing and affordable housing programs. The Company also invests in similar real estate projects for the purpose of selling at a profit, or leasing. Substantially all of the Company's loans and investments are in projects located in the Southeastern United States. On February 12, 2003 the Board of Directors approved amending the Articles of Incorporation and changed the name of the Corporation from "PIF/Cornerstone Ministries Investments, Inc." to "Cornerstone Ministries Investments, Inc.".

Loans are stated at unpaid principal balances, less an allowance for loan losses and net deferred loan fees and unearned discounts. Interest income is recognized monthly as it is earned, in accordance with loan terms. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other impaired loans is recognized only to the extent of interest payments received. Loan origination fees are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

Loans in process are amounts advanced or expended on behalf of borrowers prior to completion of the loan documentation. Generally, interest is not accrued on these amounts until the loan documentation is complete and the borrower acknowledges the debt and associated interest. Substantially all of these expenditures are converted to loans within one year or less.

Deferred financing costs subject to amortization include the costs and commissions associated with issuing investor certificates. These costs are being amortized on a straight-line basis over the term of the debt, principally 5 years.

The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions, and other risks inherent in the portfolio.
Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Although management uses available information to recognize losses on loans, because of uncertainties associated with local economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that a material change could occur in the allowance for loan losses in the near term. However, the amount of the change that is reasonably possible cannot be estimated. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. As of the balance sheet dates no loans were in arrears; therefore, no allowance for loan losses is reflected in the accompanying statements.

Cash and cash equivalents include checking accounts and short term certificates with original maturities of 90 days or less.

Bond holdings consist of tax-free local government securities and local church bonds that management has the positive intent and ability to hold to maturity. They are reported at cost, adjusted for amortization of premiums and accretion of discounts that are recognized in interest income using methods approximating the interest method over the period to maturity. Declines in the fair value of individual securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses Property and equipment are valued at cost when purchased. Depreciation is provided on the straight-line method over the estimated useful lives of the assets, which are generally three to five years for furnishings and equipment, and 40 years for the Company's owned offices.

Interest on Investor Certificates is accrued from the date of issuance, and may be paid semi-annually. Investors holding five year certificates in multiples of $10,000 may receive interest monthly.

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to the difference between the methods of accounting for depreciation and loan fees for financial and tax-reporting purposes. The deferred taxes represent the estimated future tax consequences of those differences, which will be either taxable or deductible when the assets and liabilities are recovered or settled. Accelerated depreciation methods and shorter asset lives are used for tax reporting, and straight-line depreciation is used for financial statement reporting. The Company calculates deferred taxes under the provisions of SFAS No. 109 which provides for deferred tax assets and liabilities to be carried on the balance sheet at current tax rates.

Basic earnings (loss) per common share are calculated by dividing net income or net loss by the weighted average number of common shares outstanding during the year. Diluted earnings (loss) per common share are calculated by adjusting weighted average outstanding shares, assuming conversion of all potentially dilutive shares of Series A Convertible Preferred Stock.

The   Financial   Accounting   Standards   Board  has  issued   several   recent
pronouncements, none of which are expected to materially affect the financial statements of the Company:

SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, effective for fiscal years beginning after December 15, 2001. The Statement establishes a single accounting model, based on the framework established in Statement 121, for long-lived assets to be disposed of by sale. The Statement also resolves significant implementation issues related to Statement 121. The Statement retains the requirements of Statement 121 to recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows and measure an impairment loss as the difference between the carrying amount and fair value of the asset.

SFAS No. 145, Recision of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections, effective for fiscal years beginning after May 15, 2002. The Statement eliminates an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions.

SFAS No.146, Accounting for Costs Associated with Exit or Disposal Activities, effective for transactions initiated after December 31, 2002. This Statement improves financial reporting by requiring that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. The accounting for similar events and circumstances will be the same, thereby improving the comparability and representational faithfulness of reported financial information.

SFAS No. 147, Acquisition of Certain Financial Institutions, effective for transactions after October 1, 2002. The Statement removed acquisitions of financial institutions from the scope of Statement No. 72, "Accounting of Certain Acquisitions of Banking or Thrift Institutions," which permitted the recognition and subsequent amortization of any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset. For a transaction that is a business combination, the Statement requires that the unidentifiable intangible asset acquired be recognized as goodwill and accounted for under Statement No. 142. The Statement also amended Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," to include in its scope long-term borrower-relationship intangible assets of financial institutions such as depositor-and-borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that Statement No. 144 requires of other long-lived assets that are held and used.

SFAS No. 148, Accounting for Stock-Based Compensation, effective for fiscal years ending after December 15, 2002. The Statement amends Statement No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. The Company has no stock-based compensation.

FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirement for Guarantees, Including Indirect Guarantees of Indebtedness of Others, recognition and measurement is effective for transactions after December 31, 2002 and disclosure requirements are effective for fiscal years ending after December 15, 2002. The Interpretation improves disclosures to be made by a guarantor about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of the guarantee, a liability for the fair value of the obligation undertaking in issuing the guarantee.

Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that are used.

Certain report classifications used in prior year financial statements have been reclassified to conform to current year presentation.

NOTE 2 - CORRECTION OF PREVIOUS FINANCIAL STATEMENTS

The Company has retroactively restated prior period's financial statements for corrections to it's method of recognizing fees associated with mortgage loans. As of December 31, 2000 the Company deferred unearned loan fees of $442,373 less related taxes of $166,933, together aggregating $275,440. Restatement prior to December 31, 2000 was not required as fees were recognized generally in the same periods that the loans were outstanding. Additionally, costs associated with its stock offerings ($152,183 with $0 income tax effects) have been reclassified from deferred financing costs to a reduction of the associated paid-in capital account.

NOTE 3 - FIXED ASSETS

As of March 31, the Company's fixed assets are composed of:   2003       2002
                                                              ----       ----
Office Condominiums                                         $792,659   $252,922
Office Computers, Furnishings, Software & Equipment           88,570     17,529
Vehicles                                                      37,730     30,351
Less: Accumulated Depreciation                               (41,610)   (15,747)

                                                            --------   --------
Fixed Assets, Net                                           $877,349   $285,055

NOTE 4 - COMMITMENTS

The Company has no material lease commitments at March 31, 2003. The Company has entered into an Administrative Services Agreement with Cornerstone Capital Advisors, Inc. (CCA) to provide loan administration, including the application and closing process and loan accounting; investor relations; marketing collateral; administration of computers, computer networks and management information systems; photo copying; and, maintenance of records, record keeping, bookkeeping and accounting after June, 2003. The Company is obligated to pay directly or reimburse actual expenses to be billed monthly by CCA. The base for good performance is expected to be that all bond interest and other obligations are current and the common stock shareholders have received dividends equal to an annual rate of at least 10% on the price paid in a public offering for all the time the shares were outstanding. The factors above that base, and the amount of incentive compensation will relate to the director's judgment on the extent to which CCA's services will have contributed to the results. The agreement is for renewable one-year terms and it may be terminated by either party upon 60 days' written notice. It is anticipated that after 2002, the Company will not have any employees of its own and accordingly, CCA will be subject to the supervision of the Board of Directors. As of March 31, 2003, CCA had not incurred any material expenses to be billed to the Company.

NOTE 5-REAL ESTATE LOANS RECEIVABLE

At March 31, 2003 the Company had Real Estate Loans on church and other not-for-profit properties as follows:

                  Mortgage Loans                                    $71,595,884
                  Accrued Interest                                      573,180
                  Unearned Loan Fees                                   (513,310)
                                                                    -----------
                  Total Real Estate Loans                           $71,655,754

These loans mature over a period beginning in 2003 and ending in 2012. Loan maturity may be accelerated in accordance with loan terms, generally upon certain events of default such as non-payment of scheduled payments or bankruptcy.

NOTE 6 -GOODWILL & DEFERRED FINANCING COSTS

The Company has adopted SFAS 142 "Goodwill and Other Intangible Assets" effective January 1, 2002. Goodwill associated with the Company's acquisition of Presbyterian Investor's Fund, Inc. (PIF) is carried at $450,997. Management does not believe impairment of this asset has occurred and accordingly, no provision for impairment loss has been recorded.

At March 31 Deferred Financing Costs consist of:                2002         2003
                                                                ----         ----
Costs incurred to register the Company's debt securities    $   431,215   $ 362,390
Commissions paid on the sale of debt securities               1,118,690     361,273
Less: Accumulated Amortization, generally over 5 years         (545,200)   (124,443)
                                                            -----------   ---------
                                                            $ 1,004,705   $ 599,220

NOTE 7 - BOND HOLDINGS
Bond holdings at March 31:
St. Lucie Co., FL Subordinated Revenue Bonds:            2003         2002
                                                         ----         ----
               Maturity  7/1/2036                    $2,325,000   $2,325,000
               Maturity 10/1/2036                     2,700,000    2,700,000
Undivided 50% interest sold to investor              (2,512,500)       -0-
Local Church Bonds, maturing 2003                       116,750      109,000
                                                     ----------   ----------
                           Totals                    $2,629,250   $5,134,000

These bonds are not traded on any exchange, however management estimates that the fair value of the individual securities approximate their original cost. Accordingly, no loss provision has been recorded in the accompanying financial statements.

NOTE 8 - GOODWILL & DEFERRED FINANCING COSTS

The Company has adopted SFAS 142 "Goodwill and Other Intangible Assets" effective January 1, 2002. Goodwill associated with the Company's acquisition of Presbyterian Investor's Fund, Inc. (PIF) is carried at $388,549. Management does not believe impairment of this asset has occurred and accordingly, no provision for impairment loss has been recorded. Other Deferred financing costs consist of costs incurred to register the Company's debt securities and commissions paid or accrued on the sale of debt securities. These are amortized on a straight line basis over the period the securities are outstanding, generally 5 years.

NOTE 9 - INCOME TAXES

The deferred tax asset results from a difference in reporting income from loan fees and represents taxes already paid, reduced by a small amount of tax depreciation in excess of book depreciation. As such, no valuation allowance has been provided since the Company will realize the benefit of the prepaid taxes by reducing its federal and state taxable income in the future. The Company has pending with the Department of the Treasury, a request to change its accounting method with respect to loan fees which would approximate the book treatment under SFAS Nos. 65 and 91.

Income tax expense (benefit) consists of estimated federal and state income taxes on the company's taxable income, and the change in components of deferred tax assets and liabilities. The deferred tax asset is comprised of provisions for deductible temporary differences, principally depreciation and amortization methods and accelerated lives, and reporting of loan fees earned.

Components of income tax expense (benefit) for the period ended March 31are:

                           2003       2002
                           ----       ----
Current:  Federal      $  (8,993)  $   -0-
            State         (1,834)      -0-
Deferred: Federal        (87,651)     34,863
            State        (15,468)      6,152
                        --------   ---------
                       $(113,946)  $  41,015

The Company has pending with the Department of the Treasury, a request to change its accounting method with respect to loan fees which would approximate the book treatment under SFAS Nos. 65 and 91.

NOTE 9 - CASH CONCENTRATION

A cash concentration risk arises when the Company has more cash in a financial institution than is covered by insurance. At March 31, 2003, the Company had cash in excess of insured limits totaling $3,465,605.

NOTE 10-INVESTOR CERTIFICATES

During 2001, the Company filed two Form SB-2 Registration Statements under the Securities Act of 1933. Under these Registration Statements, the Company issued 3 separate securities. Under the first of the SB-2 filings the Company issued securities identified as "Access Certificates". These certificates have no stated maturity, are purchased in $100 increments and bear a rate of interest as determined by the Company's board of directors on the first of each January, April, July and October. The directors may also change the rates between these dates if market conditions warrant such a change. Under this same filing the
Company issued 5 year "Graduated Certificates" which require a minimum investment of $500. Under the terms of the offering as filed, these certificates carry a graduated interest rate based on how long the certificate is held by the investor, up to 5 years. These certificates are not collateralized and no sinking fund is required for paying the certificates upon maturity. Also during the year ended December 31, 2001 the Company offered up to $17,000,000 of Series B Certificates of Indebtedness. Of the $17,000,000 offered, $3,000,000 has a March 13, 2003 maturity date and bears an interest rate of 7%. The remaining $14,000,000 will have a March 15, 2005 maturity date and bear interest at 9%. These certificates are not collateralized and no sinking fund for paying the certificates on maturity is required. Listed below are the certificates outstanding as of March 31, 2003 by interest rate and date of maturity:

5.0%                   $2,814,430              2003                  $ 6,757,563
7.0%                    6,045,969              2004                      812,814
7.5%                    1,448,558              2005                    4,931,264
8.0%                    1,240,878              2006                   11,274,694
9.0%                   64,393,316              2007/Beyond            52,166,816

On February 21, 2003 Wellstone Communities, Inc., a wholly owned subsidiary, filed a Form SB-2 Registration Statement under the Securities Act of 1933 with the Securities and Exchange Commission to sell up to $50,000,000 of its Series A Preferred Stock. Net proceeds from the offering are expected to be used to make and purchase loans secured by properties, start or acquire a bank and add to working capital.

On April 29, 2003 the Company filed a Form SB-2 Registration Statement under the Securities Act of 1933 with the Securities and Exchange Commission to sell up to $50,000,000 of its Certificates of Indebtedness along with $1,625,000 of its Common Stock.

NOTE 11-LOAN GUARANTEES

At March 31, 2003 the Company was guarantor for potential total of $34,776,000 of loans secured by retirement facilities owned by not-for-profit entities. Certain acquisition and development loans in which we choose to secure outside financing may require a CMI guarantee as a condition of the extension of the loan by the financial institution. The guarantee is solely limited to amounts drawn under credit facilities and only cover outstanding principal and accrued interest and terminate upon maturity and principal repayment. At March 31, 2002, actual amounts drawn and therefore guaranteed to a commercial bank total $23,766,451. Only upon an uncured payment default and upon demand by the financial institution would CMI be required to perform under its guarantee obligations. CMI's recourse would be limited to repossession of the underlying collateral and subsequent resale of the facilities. As of March 31, 2003, all loans which had a guarantee were current and accordingly no obligation is recognized in the financial statements.

NOTE 12-PROFIT SHARING PLAN

During 2001, the Company established a Profit Sharing Plan for its employees. The Plan allows for entry into the plan after one year of service, and immediate vesting of contributed amounts. All contributions are to be made at the discretion of the Company after approval by the board of directors. For the three months ended March 31, 2003 the Company has not elected to contribute.

NOTE 13 - BUILDING MORTGAGE

In connection with the acquisition of office space, the Company obtained a mortgage and pledged the real estate as collateral. The mortgage requires monthly payments of principle and interest totaling $2,068 including principal reductions and interest at 8.5%. The loan matures March 1, 2006 at which time a balloon payment of $158,637 will be required.. Estimated principle reductions are-Year 2003 $8,274; Year 2004 $9,791; Year 2005 $10,658; Year 2006 $160,503.

NOTE 14 - SERIES A CONVERTIBLE PREFERRED STOCK

In 2001, the Company amended its Articles of Incorporation to provide for the issuance of up to 235,000 shares of Series A Convertible Preferred Stock. The shares do not accrue dividends unless such dividends are declared by the Board of Directors. The shares entitle the preferred shareholder to have one vote per share, presently equal to the voting rights of Common shareholders. Each share is convertible, after 3 years, into shares of Common Stock based on an adjustable formula. Shares with a value of $500,000 were issued to Wellstone Financial Group, LLC (WFG) during 2001. As WFG is included in these consolidated financial statements, the shares have been eliminated in consolidation. Accordingly, if the shares were converted at the balance sheet date herein, an additional 76,923 shares of Common Stock could be issued, however those shares would be eliminated in consolidation.

NOTE 15 - EARNINGS PER SHARE
Basic earnings (loss) per share have been calculated as follows:
2002              Net Income (Loss)                       ($13,584)
----
                  Average Common Shares Outstanding        528,906
                  Earnings (Loss) per Common Share          ($0.03)
2003              Net Income (Loss)                      ($139,986)
----
                  Average Common Shares Outstanding        531,040
                  Earnings (Loss) per Common Share          ($0.26)

Diluted earnings per share are the same as basic earnings per share because there are no shares of Series A Convertible Preferred Stock outstanding after elimination of the shares owned by Wellstone Financial Group, LLC (a 100% owned subsidiary) in these consolidated financial statements. Other than the Series A Convertible Preferred Stock, there are no other potentially dilutive securities, stock options or warrants outstanding.

                         [Back cover of the prospectus]

Until ______________, 2003 (90 days after the date of this prospectus) all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

The Registrant's Articles of Incorporation, Article VII, provide that none of its directors shall be personally liable to the Registrant or its shareholders for monetary damages for breach of duty of care or other duty as a director, except as liability is required by the Georgia Business Corporation Code or other applicable law. The Registrant's Bylaws, Article VI, require the Registrant to indemnify officers or directors who were wholly successful in the defense of any proceeding to which they were parties because they were officers or directors. This mandatory indemnification is against reasonable expenses they incurred in the proceeding. The Registrant is permitted to indemnify officers and directors, and to pay their reasonable defense expenses, except in such cases as those involving conduct that was unlawful or in bad faith. Permission must come from a majority of disinterested directors or shareholders.

      Georgia Business Corporation Code, Sections 14-2-851 through 14-2-859, in summary, allows a Georgia corporation to indemnify an individual who is a party to a proceeding because he or she is or was an officer or director against liability incurred in the proceeding if:

(1) Such individual conducted himself or herself in good faith; and

(2) Such individual reasonably believed:

      (A) In the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation;

      (B) In all other cases, that such conduct was at least not opposed to the best interests of the corporation; and

      (C) In the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful.

The   determination  to  indemnify  may  be  made  by  (1)  a  majority  of  the disinterested directors, if there are at least two of them, (2) by a special legal counsel or (3) by a majority of the disinterested shareowners.

The corporation may not indemnify an officer or director under the Code sections:

(1) In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the officer or director has met the relevant standard of conduct under this Code section; or

(2) In connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity.

The corporation is required to indemnify an officer or director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was an officer or director of the corporation against reasonable expenses incurred in connection with the proceeding.

The corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by an officer or director if he or she delivers to the corporation an affirmation of having met certain standards of conduct or an undertaking to repay funds advanced. The officer or director may also apply to a court for indemnification or advance for expenses.

These provisions in the Registrant's articles and bylaws, and the Georgia Business Corporation Code, may permit indemnification to directors, officers or persons controlling the Registrant for liabilities arising under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 25.  Other Expenses of Issuance and Distribution.

      Expenses  of  the   Registrant  in   connection   with  the  issuance  and
distribution of the securities being registered are estimated as follows, assuming the maximum offering amount is sold:

           Securities and Exchange Commission filing fee .....  $  4,750
           Blue sky fees and expenses ........................     8,000
           Accountant's fees and expenses ....................    13,500
           General Counsel's fees and expenses ...............    75,000
           Printing and Edgar filer ..........................     5,000
           Postage and other delivery media ..................     5,000
           Marketing expenses, including travel ..............     5,000
           Miscellaneous .....................................     3,750
                Total ........................................  $120,000
                (The Registrant will bear all these expenses.)

Item 26.  Recent Sales of Unregistered Securities.

(a) The following information is given for all securities that the Registrant sold within the past three years without registering the securities under the Securities Act.

          Date                         Title                          Amount
   December 15, 2001       76,923 shares of preferred stock          $500,000

(b) Shares were sold to one sophisticated person, who had access to the Registrant's financial and operating information and to its officers and directors. No underwriters were used.

(c) The Registrant acquired all of the equity ownership in a limited liability company.

(d) The Registrant claims exemption from registration under Section 4(2) of the Securities Act of 1933. The facts relied upon to make the exemption available are that the sale was to one sophisticated individual owner of the business acquired.

Item 27.  Exhibits

Exhibits listed below are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B.

   Exhibit
    Number                           Description
    ------                           -----------


      1.3   Purchase Agreement, for sales of certificates

      1.4   Purchase Agreement, for sales of shares


      5 Opinion and consent of counsel with respect to the obligation of the certificates being registered

     15     Letter on unaudited interim financial information

     23.1   Consent of Robert N. Clemons, CPA, PA, Certified Public Accountant

     23.2   Consent of  Counsel (reference is made to Exhibit 5)

 Item 28.  Undertakings.

(a)   The Registrant hereby undertakes that it will:

      (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

            (ii)  Reflect  in  the   prospectus   any  facts  or  events  which,
                  individually or together, represent a fundamental change in the information in the registration statement; and

            (iii) Include any additional or changed material  information on the plan of distribution.

      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(e) Insofar as indemnification for liabilities arising under the federal Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Act and is, therefore, unenforceable..

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this Pre-effective Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, in Cumming, Georgia, on August 4, 2003.

                               CORNERSTONE MINISTRIES INVESTMENTS, INC. (Issuer)

                                       By    S/CECIL A. BROOKS
                                          -------------------------------------
                                       Cecil A. Brooks, Chief Executive Officer

      In accordance with the requirements of the Securities Act of 1933, this pre-effective amendment no. 2 to registration statement was signed by the following persons in the capacities and on the dates stated.

                 Signature                                    Title                                       Date
                 ---------                                    -----                                       ----
   S/CECIL A. BROOKS                                 Chief Executive Officer, President and          August 4, 2003
--------------------------------------------         Chairman of the Board of Directors
   Cecil A. Brooks

   S/JOHN T. OTTINGER                                Vice President, Chief Operating Officer         August 4, 2003
--------------------------------------------         Secretary, Treasurer and Director
   John T. Ottinger                                  (Principal financial and accounting officer)


   S/TAYLOR MCGOWN*                                  Director, Vice Chairman                         August 4, 2003
--------------------------------------------
   Taylor McGown

   S/HENRY R. DARDEN*                                Director                                        August 4, 2003
--------------------------------------------
   Henry Darden

   S/IRVING B. WICKER*                               Director                                        August 4, 2003
--------------------------------------------
   Irving B. Wicker

* By S/JOHN T. OTTINGER
  ------------------------------------------                                                         August 4, 2003
  John T. Ottinger, attorney-in-fact